                             GROUP 1 SOFTWARE, INC.

                              4200 Parliament Place
                                    Suite 600
                           Lanham, Maryland 20706-1860

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To be Held September 23, 1999


To the Stockholders of Group 1 Software, Inc.:

      You are cordially invited to attend the Annual Meeting of stockholders of Group 1 Software, Inc. (the "Company") to be held on September 23, 1999 at 10:30 AM at Prudential Securities, One Liberty Plaza, New York, New York 10292 (the "Annual Meeting") for the following purposes:

      (1) To elect three (3) directors to hold office until the third annual meeting of stockholders of the Company following their election and until the election and qualification of their successors;

      (2) To consider and act upon a proposal to amend the Company's Incentive Stock Option, Non-Qualified Stock Option and Stock Appreciation Unit Plan to increase by 200,000 shares the number of shares subject to stock options which may be granted under the Plan;

      (3) To consider and act upon a proposal to adopt the Group 1 Software 1999 Non-Employee Directors Stock Plan;

      (4) To consider and act upon a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Preferred Stock from 200,000 shares to 1,200,000 shares; and

      (5) To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

      Only stockholders of record at the close of business on July 26, 1999 (the "Record Date") are entitled to receive notice of, and to vote at, the Annual Meeting.

      We hope that you will be able to attend the Annual Meeting in person.

--------------------------------------------------------------------------------

      IN ORDER TO ASSURE A QUORUM AND TO AVOID THE EXPENSE AND DELAY OF SENDING FOLLOW-UP LETTERS, PLEASE FILL-IN, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES. IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.
--------------------------------------------------------------------------------


                                  By Order of the Board of Directors



                                  Edward Weiss
                                  Secretary

Lanham, Maryland
August 12, 1999

                             GROUP 1 SOFTWARE, INC.

                              4200 Parliament Place
                                    Suite 600
                           Lanham, Maryland 20706-1844
                                  301/918-0400

                               ------------------

                       AMENDMENT NO. 1 TO PROXY STATEMENT

                               ------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 23, 1999

                               ------------------


                             SOLICITATION PROCEDURES

      Officers and regular employees of the Company, without extra compensation, may solicit the return of proxies by mail, telephone, telegram and personal interview. Certain holders of record such as brokers, custodians and nominees, are being requested to distribute proxy materials to beneficial owners and to obtain such beneficial owners' instructions concerning the voting of proxies. In addition, the Company has retained Corporate Investor Communications, Inc., to solicit proxies by mail, telephone and/or otherwise and will pay the firm a fee estimated not to exceed $10,000, plus reasonable expenses, for such services. The cost of solicitation of proxies (including the cost of reimbursing banks, brokerage houses, and other custodians, nominees and fiduciaries for their reasonable expenses in regard to the proxy soliciting materials) will be paid by the Company.

                                          By Order of the Board of Directors

                                          Edward Weiss
                                          Secretary



Dated: September 10, 1999

                             GROUP 1 SOFTWARE, INC.

                              4200 Parliament Place
                                    Suite 600
                           Lanham, Maryland 20706-1860
                                  301/918-0400
                               ------------------

                                 PROXY STATEMENT
                               ------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 23, 1999

                               ------------------


      This Proxy Statement and the enclosed form of proxy are furnished to stockholders of Group 1 Software, Inc., a Delaware corporation (the "Company" or Group 1"), in connection with the solicitation of proxies by the Board of Directors of the Company from holders of outstanding shares of its common stock, $.50 par value (the "Common Stock") and 6% Convertible Preferred Stock (the "6% Preferred Stock"), (the Common Stock and 6% Preferred Stock, collectively constitute the "Voting Securities"), for use at the annual meeting of stockholders to be held on September 23, 1999 (the "Annual Meeting"), and at any adjournment thereof. The approximate date on which this Proxy Statement and the related form of proxy are first being sent to stockholders is August 12, 1999.

      If the enclosed proxy is properly signed and returned, and if the stockholder specifies a choice on the proxy, the shares of the Voting Securities represented by the proxy will be voted (or withheld from voting) in accordance with the stockholder's choice. If the proxy is signed and returned but no specification is made, the proxy will be voted FOR the election of the Board's nominees for directors listed below and FOR each of Proposals 2 through 5.

      The Board of Directors of the Company knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. If any other matters are presented at the Annual Meeting, the proxy holders will vote the proxies in accordance with their judgment.

      Any proxy may be revoked by the stockholder giving such proxy, at any time prior to its being voted, by filing with the Secretary of the Company, at its address set forth above, a notice of revocation or a duly executed proxy bearing a later date. Any proxy may also be revoked by the stockholder's attendance at the Annual Meeting and voting in person. A notice of revocation need not be on any specific form.

      The Company has fixed the close of business on July 26, 1999, as the record date (the "Record Date") for the determination of the stockholders of the Voting Securities of the Company entitled to notice of, and to vote at, the Annual Meeting. On that date, there were outstanding 3,750,290 shares of Common Stock and 47,500 shares of 6% Preferred Stock. The holders of the Common Stock and the 6% Preferred Stock will be entitled to one vote per share on each matter submitted to the Annual Meeting. No other voting securities of the Company are outstanding.

      The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Voting Securities entitled to vote constitutes a quorum for the transaction of business at the Annual Meeting. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

      There are no rights of appraisal or similar rights of dissenters applicable to the matters to be voted upon at the Annual Meeting.

                                  FINANCIAL INFORMATION

      A copy of the Company's Annual Report to Stockholders for the fiscal year ended March 31, 1999 accompanies this Proxy Statement and is incorporated in this Proxy Statement by reference.

                              BENEFICIAL OWNERSHIP

      The following table sets forth certain information as of July 26, 1999, as to all persons who, to the knowledge of the Company, were beneficial owners of five percent or more of the Common Stock or 6% Preferred Stock of the Company, and all directors and officers of the Company as a group.

                                               NUMBER OF SHARES   NUMBER OF SHARES
                                               OF COMMON STOCK     OF 6% PREFERRED
  NAME AND ADDRESS OF BENEFICIAL OWNER               AND              STOCK AND
  NUMBER OF PERSONS IN GROUP                   PERCENT OF CLASS   PERCENT OF CLASS
  --------------------------                   ----------------   ----------------
  Robert S. Bowen
  4200 Parliament Place                           293,999 (1)           5,937
  Suite 600                                          7.5%               12.5%
  Lanham, MD 20706

  John Spohler                                    236,875 (2)           11,875
  One Liberty Plaza                                  7.7%                25%
  New York, NY 10292

  Milton Kaplan
  1920 Ocean Avenue                                    *                11,875
  Brooklyn, NY  11230                                                    25%

  Leonard J. Smith                                                      11,875
  451 Ives Dairy Road, #A202                           *                 25%
  North Miami Beach, FL  33179

  All directors and officers as a group             840,107             5,937
  (16 persons)                                       19.0%              12.5%

* Less than 5%.

(1) Including Common Stock purchase options for 191,676 shares exercisable within 60 days of the Record Date.

(2) Includes Common Stock purchase options for 18,750 shares exercisable within 60 days of the Record Date.

                    COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

      Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company, all directors, officers and beneficial owners of more than ten percent of any class of stock have filed on a timely basis Forms 3, Forms 4 and Forms 5 as required in the fiscal year ended March 31, 1999, except for the following persons who filed late Form 4's regarding stock options to purchase 5,000 (each) shares of Common Stock, as such options were granted to them pursuant to the Company's 1995 Non-Employee Directors' Stock Option Plan:
Thomas S. Buchsbaum, Richard H. Eisenberg, James V. Manning, James P.

Marden, Charles A. Mele, Charles J. Sindelar and Bruce J. Spohler and Mr. Victor Forman with respect to a Form 3.


                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

      Stockholders are being asked to elect three members to the Company's Board of Directors. The three members who are so elected and the remaining six directors whose terms continue after the Annual Meeting will constitute the Board of Directors of the Company.

      Pursuant to the terms of the Company's Certificate of Incorporation, the directors of the Company are divided into three classes, and one class is elected at each annual meeting of stockholders and serves for a term ending on the third annual meeting of stockholders following their election and after their respective successors have been elected and qualified. Under the Company's Bylaws, the election of directors is determined by a vote of a majority of the shares present in person or represented by proxy and voting on the matter. And, under applicable Delaware law and the Company's Certificate of Incorporation and Bylaws, abstentions and broker non-votes on proposals to elect directors will effectively be treated as shares that are not present and voting for that matter.

      The Board has nominated Messrs. Robert S. Bowen, Thomas S. Buchsbaum and Ronald F. Friedman for election at the Annual Meeting, to serve until the third annual meeting of stockholders of the Company following their election and their successors have been elected and qualified. Unless otherwise directed, the persons named as proxies in the proxy enclosed herewith will vote the shares represented by such proxy FOR the election of such nominees as directors.

      If for any reason any nominee for director should become unavailable for election, the proxies may be voted for the election of a substitute designated by the Company, unless a contrary instruction is given on the proxy. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected, and all nominees have expressed an intention to serve the entire term for which election is sought.

      The following table sets forth certain information at the Record Date concerning the directors and their ownership of the Voting Securities.

                                                                       NUMBER OF SHARES OF
                                                                      VOTING SECURITIES AND
NAME OF DIRECTOR OF   DIRECTOR    PRINCIPAL OCCUPATION, BUSINESS      PERCENT OF CLASS (AT
 THE COMPANY (AGE)     SINCE       EXPERIENCE AND DIRECTORSHIPS           RECORD DATE)
 -----------------     -----       ----------------------------           ------------




NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

CLASS II DIRECTORS (WHOSE TERMS WILL EXPIRE AT THE THIRD ANNUAL
                   MEETING OF STOCKHOLDERS FOLLOWING THE ANNUAL MEETING, AND
                   THE ELECTION AND QUALIFICATION OF THEIR SUCCESSORS)

Robert S. Bowen         1983   Vice Chairman since September, 1998                293,999(1)
61                             and Chief Executive Officer and as                    7.5%
                               Director of the Company for more
                               than five years.

Ronald F. Friedman      1987   Director and Chief Operating                       160,550(2)
55                             Officer of Group 1 for more than                      4.1%
                               five years.

Thomas S. Buchsbaum     1998   Since March 1997, Vice President of                51,005(3)
49                             Federal Systems and prior to that,                    1.4%
                               Vice President of Education Sales
                               and Marketing, Dell Computer
                               Corporation.  Also serves as a
                               director of Dick Blick Company.




MEMBERS OF THE BOARD CONTINUING IN OFFICE

CLASS III DIRECTORS (WHOSE TERMS WILL EXPIRE AT THE NEXT ANNUAL MEETING OF
                    STOCKHOLDERS FOLLOWING THE ANNUAL MEETING, AND THE ELECTION AND QUALIFICATION OF THEIR SUCCESSORS)

Charles J. Sindelar     1992   Vice President and General Manager                 30,000(4)
62                             of Digital Video Group-Network                         *
                               Division since 1996, and from
                               1990-1996, Staff-Vice President of
                               the Business Development Network
                               Systems Division of Zenith
                               Electronics Corporation.

James P. Marden         1992   Senior Executive Vice President,                   30,000(5)
46                             Corporate Development, Medical                         *
                               Logistics, Inc., from October, 1998
                               to present; from April, 1997 to
                               October, 1998, private investor;
                               from January, 1995 to April, 1997,
                               President of the Entertainment
                               Connection and from 1992 to 1994,
                               Vice President - Acquisitions of
                               Medco Containment Services, Inc.
                               ("Medco") and Vice President -
                               Acquisitions of Synetic, Inc.
                               ("Synetic").

Charles A. Mele         1992   Executive Vice President - General                 54,000(6)
43                             Counsel and a director of Synetic                     1.4%
                               for more than five years.  For more
                               than five years, up through July,
                               1994, Executive Vice President and
                               General Counsel or Co-General
                               Counsel of Medco.

CLASS I DIRECTORS (WHOSE TERMS WILL EXPIRE AT THE SECOND ANNUAL MEETING OF
                  STOCKHOLDERS FOLLOWING THE ANNUAL MEETING, AND THE ELECTION AND QUALIFICATION OF THEIR SUCCESSORS)

James V. Manning        1992   Chief Executive Officer of Synetic                 30,000(7)
52                             since September, 1994.  Prior to                       *
                               that, he was Senior Executive Vice
                               President - Finance and
                               Administration and a director of
                               Medco for more than five years.
                               He has also been a director of
                               Synetic for more than five years.

Richard H. Eisenberg    1994   President of Great Northern                        20,000(8)
61                             Brokerage Corporation for more                         *
                               than five years.  From 1992 to
                               1995, also Senior Vice President
                               of Kaye Insurance, L.P.

Bruce J. Spohler        1997   Managing Director, High Yield,                     60,000(9)
39                             CIBC Oppenheimer for more than                        1.6%
                               five years.

* Less than 1%

(1) Includes options to purchase 191,676 shares of Common Stock exercisable within 60 days of the Record Date.

(2) Includes options to purchase 158,450 shares of Common Stock exercisable within 60 days of the Record Date.

(3) Includes options to purchase 45,250 shares of Common Stock exercisable within 60 days of the Record Date.

(4) Includes options to purchase 30,000 shares of Common Stock exercisable within 60 days of the Record Date.

(5) Includes options to purchase 30,000 shares of Common Stock exercisable within 60 days of the Record Date.

(6) Includes options to purchase 54,000 shares of Common Stock exercisable within 60 days of the Record Date.

(7) Includes options to purchase 30,000 shares of Common Stock exercisable within 60 days of the Record Date.

(8) Includes options to purchase 20,000 shares of Common Stock exercisable within 60 days of the Record Date.

(9) Includes options to purchase 30,000 shares of Common Stock exercisable within 60 days of the Record Date.

      Mark D. Funston resigned from the Board of Directors on September 24, 1998. Mr. Buchsbaum was elected as a Director of the Company on September 24, 1998.

      The business address of Messrs. Manning, and Mele is River Drive Center 2, 669 River Drive, Elmwood Park, New Jersey 07407-1361. Mr. Marden's business address is 999 Riverview Drive, Totowa, New Jersey 07512. Mr. Eisenberg's business address is 122 East 42nd Street, New York, New York 10168. Mr. Sindelar's business address is 1000 Milwaukee Avenue, Glenview, Illinois 60025. Mr. Spohler's address is 425 Lexington Avenue, 3rd Floor, New York, New York 10017. Mr. Buchsbaum's address is 1 Dell Way, Round Rock, Texas

78682. The business address of Messrs. Bowen and Friedman is 4200 Parliament Place, Suite 600, Lanham, Maryland 20706.

FAMILY RELATIONSHIPS

      There are no family relationships between any director or executive officer of the Company.

COMPENSATION OF DIRECTORS

      No cash payments have been made to directors for attendance at meetings of the Board or any committee thereof since April, 1985. In September, 1995, stockholders approved the 1995 Non-Employee Directors Stock Option Plan (the "1995 Directors Plan"), which provided for the annual, automatic grant of options to non-employee directors. During the year ended March 31, 1999, Messrs. Manning, Buchsbaum, Eisenberg, Marden, Mele and Sindelar were each granted options under the 1995 Non-Employee Directors Stock Option Plan to purchase 5,000 shares of the Common Stock. As compensation for his service as a Director, Mr. Spohler would have been granted options under the 1995 Non-Employee Directors Stock Option Plan. However, as an employee of CIBC Oppenheimer he is required to transfer to CIBC Oppenheimer compensation such as these options to purchase Common Stock. However, Group 1 options under the 1995 Non-Employee Directors Stock Option Plan may only be the Company issued to persons then serving as directors and may not be transferred to persons who are not directors of the Company. In lieu of director options, the Company issued transferable warrants to Mr. Spohler on terms substantially similar to the terms of the options that would otherwise have been issued to Mr. Spohler under the 1995 Non-Employee Directors Stock Option Plan.

      Under Proposal Two, shareholders are asked to approve the adoption of the 1999 Non-Employee Directors Stock Plan (the "1999 Directors Plan"). If this proposal is approved, non-employee directors of the Company will be compensated by grants of Common Stock pursuant to the terms of the 1999 Directors Plan for their service in fiscal year 2001 and thereafter during the term of that Plan.

COMMITTEES AND MEETINGS

      The Bylaws of the Company provide for the Board to appoint the Audit and Compensation Committees. The Compensation Committee's functions include establishing principles for setting executive compensation and reviewing management proposals pertaining to executive compensation, profit sharing and stock options. The Compensation Committee recommends management bonuses to the Board for the Company's officers and employees. During the past several fiscal years, the Committee has granted options to employees under and in accordance with the Company's 1995 Incentive Stock Option, Non-Qualified Stock Option and Stock Appreciation Unit Plan (the "1995 Incentive Plan"). The Compensation Committee is comprised of Messrs. Manning, Buchsbaum, Marden and Mele. None of the members of the Compensation Committee has ever been an employee of the Company.

      The Audit Committee's functions include recommending to the Board the selection of the Company's independent public accountants and reviewing with such accountants the plan, scope and results of their audit of the financial statements and the adequacy of the Company's system of internal accounting controls. The Audit Committee is comprised of Messrs. Manning, Marden and Sindelar.

      During the fiscal year ended March 31, 1999, the Board of Directors of the Company held five meetings, the Compensation Committee held four meetings and the Audit Committee held one meeting. No director attended less than 75% of all meetings of the Board and the committees on which such director served during that fiscal year.

                       EXECUTIVE OFFICERS AND COMPENSATION

      The Executive Officers of the Company are Robert S. Bowen, Ronald F. Friedman, Stephen R. Bebee, Alan P. Slater, Mark D. Funston, B. Scott Miller, Victor O. Forman and Edward Weiss. The business experience during at least the past five years for Messrs. Bowen and Friedman is set forth under " -- Nominees For Election to the Board Of Directors". Mr. Bebee, 45, has served in executive sales positions with the Company for more than the past five years. Mr. Slater, 44, has served in executive sales positions with the Company for more than the past five years. Mr. Funston, 39, has served as the Company's Chief Financial Officer since September, 1997. Prior to that, Mr. Funston was Divisional Chief Financial Officer for Comsat RSI, a division of COMSAT, Inc. Mr. Miller, 56, has served as Chief Information Officer and prior to that, in executive technology positions in the Company for more than the past five years. Mr. Forman, 54, has served as Vice President, Postal Affairs, for more than the past five years. Mr. Weiss, 49, has been General Counsel and Secretary of the Company for more than the past five years.


REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Company has established an executive compensation program based on the following on-going principles and objectives: (i) provide compensation opportunities that will help attract, motivate and retain highly qualified managers and executives, (ii) link executive's total compensation to Company performance and the individual performance of the executive and (iii) provide an appropriate balance between incentives focused on achievement of annual business plans and longer term incentives linked to increases in shareholder value. To effectuate these principles and objectives, compensation for each of the executives of the Company consists of base salary compensation, annual incentive compensation (based in most cases on profit performance measured against internal profit targets) and stock option grants.

      For Fiscal Year 2000 the Compensation Committee did not review the base salary or incentive compensation program for Mr. Bowen since these matters are fixed by the employment agreement between the Company and Mr. Bowen. Grants of options to executive officers are reviewed periodically. The compensation programs for executive officers other than Mr. Bowen are reviewed annually by the Compensation Committee, including the review conducted for the most recent fiscal year.

                             Compensation Committee
                               James V. Manning
                               Thomas S. Buchsbaum
                               James P. Marden
                               Charles A. Mele

                           SUMMARY COMPENSATION TABLE


                                Annual Compensation         Long-term Compensation Awards
                                -------------------         -----------------------------
   Name and Principal                                                         All other
        Position           Year     Salary($)    Bonus($)   Stock Options  Compensation(1)
                                                                                 ($)
        --------           ----     ------       -----      -------------  ---------------

  Robert S. Bowen          1999   352,698      519,300(2)       178,749(3)   349,875(4)
   CEO; Director           1998   269,213      231,667(2)               --    67,593
                           1997   323,587          --            21,562(5)    58,736

  Ronald F. Friedman       1999   184,810      393,155           43,749(3)    13,517
   President;              1998   184,105       66,085              12,000    79,318(6)
   Director                1997   184,105          --            17,250(5)     6,412

  Mark D. Funston          1999   134,700      157,353              10,000     9,335
   Chief Financial         1998   125,039       17,292                  --     9,249
   Officer                 1997    64,616(7)    16,500              16,500       782

  Alan P. Slater           1999   177,826      146,981           15,950(3)    17,442
   Executive Vice          1998   169,018       96,594                  --     7,511
   President; General      1997   150,580          --            14,887(5)     7,367
   Manager

  Stephen R. Bebee         1999   135,031      135,569            8,460(3)     9,922
   Executive Vice          1998   134,646       41,859                  --    10,909
   President; General      1997    87,650      114,333           11,150(5)     9,489
   Manager

---------------------
(1) Includes Company contributions to Defined Contribution Savings Plan (401(k)), auto allowance and group term life insurance benefits.

(2) Mr. Bowen elected to defer $173,100 and $81,083 of bonus compensation in 1999 and 1998, respectively, in accordance with the Company's deferred compensation plan.

(3) Includes options converted as part of the merger of COMNET and Group 1 in September, 1998 and granted to Messrs. Bowen (28,749), Friedman (28,749), Slater (3,450) and Bebee (460) as a result of the merger.

(4) Includes debt forgiveness on a loan from the Company to Mr. Bowen. On January 23, 1992, the Company entered into a Loan Agreement with Mr. Bowen under which the Company agreed to loan him $235,000. The loan was satisfied in full and canceled in accordance with its terms on July 1, 1998.

(5) Includes options converted as part of the merger and granted to Messrs. Bowen (21,562), Friedman (17,250), Slater (4,887) and Bebee (1,150).

(6) Includes interest forgiven on a loan from the Company to Mr. Friedman. See "--Friedman Loan Agreement."

(7) Mr. Funston's compensation covers only part of the Company's fiscal year ended March 31, 1997.

                     STOCK OPTION GRANTS IN FISCAL YEAR 1999

GROUP 1

                                    % OF                                 AT 0%      AT 5%     AT 10%
                      OPTIONS      TOTAL       EXERCISE                  ANNUAL     ANNUAL    ANNUAL
                      GRANTED     GRANTED         OR        EXPIRATION   GROWTH     GROWTH    GROWTH
        NAME            #           TO           BASE          DATE     RATE($)    RATE($)    RATE($)
        ----          -------     EMPLOYEES      PRICE         ----     -------    -------    -------
                                  IN 1999      ($/SHARE)
                                  --------     ---------
Robert S. Bowen         150,000        32.38%        10.00     10/08/08    $0        943,500  2,391,000
                         28,749         6.21%        11.09     08/13/08    $0        180,831    458,259

Ronald F. Friedman       15,000         3.24%        10.00     12/16/08    $0         94,350    239,100
                         28,749         6.21%        11.09     08/13/08    $0        180,831    458,259

Mark D. Funston          10,000         2.16%         8.00     12/06/08    $0         62,900    159,400

Alan P. Slater           12,500         2.70%        10.00     12/06/08    $0         78,625    199,250
                          3,450         0.74%        11.09     08/13/08    $0         21,701     54,993

Stephen R. Bebee          8,000         1.73%        10.00     12/16/08    $0         50,320    127,520
                            460         0.10%        11.09     08/13/08    $0          2,893      7,332

                        OPTION/SAR EXERCISES AND YEAR-END
                                OPTION/SAR VALUES
                              04/01/98 TO 03/31/99

                                           Number of Unexercised        Value of Unexercised
                                          Options/SARs at FY-End      Options/SARS at FY-End(1)
                     Shares               ----------------------      -------------------------
                    Acquired
                       on        Value
Name                Exercise   Realized  Exercisable  Unexercisable  Exercisable   Unexercisable
                                                                          $              $
----                --------   --------  -----------  -------------  -----------   -------------


Robert S. Bowen       None       ---       426,179       196,685         98,584         36,868

Ronald F. Friedman    None       ---       172,301        67,698         83,415         36,998

Stephen R. Bebee      None       ---        20,660        17,150          4,661          5,966

Alan P. Slater        None       ---        29,456        27,881         16,200         14,603

Mark D. Funston       None       ---         6,600        19,900            ---          5,000

(1) These values are based upon the difference between the exercise prices of all options awarded and the closing price of $8.50 per share for Common Stock at March 31, 1999.

                       PERFORMANCE MEASUREMENT COMPARISON

  COMPARISON OF CUMULATIVE TOTAL RETURN OF COMPANY, PEER GROUP AND BROAD MARKET

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                            AMONG COMNET CORPORATION
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

                                     [CHART]


COMPANY/INDEX/MARKET    1994        1995        1996        1997        1998        1999

Group 1 Software        100.00      115.71      114.29       97.14       91.43       97.14
Peer Group Index        100.00      130.84      252.72      142.81      410.99      231.34
Nasdaq Market Index     100.00      106.09      142.70      159.64      241.26      315.28


                     ASSUMES $100 INVESTED ON APRIL 1, 1993
          ASSUMES DIVIDEND REINVESTED FISCAL YEAR ENDING MARCH 31, 1998

      The chart displayed directly above is presented in accordance with requirements of the Securities and Exchange Commission. The industry peer group consisted of Mobius, Inc., Documentum, Inc. and Timberline Software, CP. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. This graph in no way reflects the Company's forecast of future financial performance.

      The graph and the related disclosure contained in this section of the Proxy Statement should not be incorporated by reference into any prior filings by the Company under the Securities and Exchange Act of 1934 that incorporated future filings or portions thereof (including this Proxy Statement or the Executive Compensation section of this Proxy Statement).

EMPLOYMENT AGREEMENTS

ROBERT S. BOWEN

      The Company and Mr. Bowen, as President and Chief Executive Officer of the Company, are party to an amended and restated employment agreement, dated as of January 28, 1992 (the "Bowen Agreement"). The Bowen Agreement was ratified by Group 1's stockholders at the January 22, 1993 meeting and assumed by the Company as part of the merger of COMNET Corporation with Group 1 Software, Inc., in September, 1998. The Bowen Agreement expires on March 31, 2001, and provides for a current total base salary of $370,692 per annum adjusted annually (effective each July 1) by the greater of changes in the area cost of living or the average salary percentage increase for Company employees as part of the annual budget presented to the Board as part of the annual budget. The Bowen Agreement also includes an annual incentive bonus equal to 7-1/2% of the first $1,000,000 of consolidated net income of the Company before taxes with certain adjustments as defined, and 10% of such income in excess of $1,000,000. Consolidated net income as defined in the Bowen Agreement includes all earnings of the Company and its subsidiaries from any source, subject to certain specified deletions but including gain or loss on the sale of stock or assets of Group 1 and/or a subsidiary. Specified deletions from net income include, among other items, any provision for taxes, any excess of interest income from bank and other cash deposits over interest expense from loans or other financing, and any charge to income associated with the exercise of stock options.

      If Mr. Bowen's employment with the Company during the term of the Bowen Agreement is terminated because of his disability or death, his base salary and bonus will be prorated through the date of termination. If Mr. Bowen terminates his employment with the Company for any reason other than death or disability or he is discharged by the Company for cause, Mr. Bowen is entitled to his base salary, equitably prorated, and any bonuses earned for any fiscal year prior to the fiscal year in which his termination of employment occurred. If the Company terminates Mr. Bowen's employment without cause, Mr. Bowen is entitled to receive his salary, fringe benefits and bonuses throughout the remaining term of the Bowen Agreement. Upon any termination of Bowen's employment under the Bowen Agreement, all options held by Bowen to purchase Common Stock will be treated as provided in the instruments or agreements governing such options.

RONALD F. FRIEDMAN

      Group 1 has entered into an employment agreement dated October 31, 1990, with Ronald F. Friedman, a director, as President and Chief Operating Officer of Group 1. The agreement, as amended, expires on March 31, 2002 and provides for annual base compensation of $200,000 per annum (adjusted as of May 17, 1999), which may be further adjusted annually for merit increases upon approval of the Compensation Committee. Under his employment agreement, Mr. Friedman is entitled to receive an annual bonus for the fiscal year ending March 31, 2000 based on a percentage of the profitability of operations under his direction: at 100% achievement of the profit target, Mr. Friedman will earn $160,000; at profit achievement below that profit target, Mr. Friedman will earn pro ratedly less until no bonus will be earned at achievement below 70% of the profit target. If the profit target is exceeded, Mr. Friedman will earn a progressively greater percentage of the profit beyond target, up to a maximum of 9% of profit exceeding target level. The bonus is also based upon satisfactory growth over actual prior year results in the opinion of Group 1's Compensation Committee and Board of Directors. If Mr. Friedman retires or becomes totally and permanently disabled, Mr. Friedman shall be entitled to receive all earned but unpaid bonuses and any subsequent bonus installments. In the case of death, all earned but unpaid bonuses and subsequent bonus installments shall be paid promptly in one sum. If Mr. Friedman is terminated for cause or resigns under circumstances which would justify termination for cause, all unpaid bonuses will be forfeited and no longer be payable. If a change in control of Group 1 occurs, Mr. Friedman, at his option, has the right to resign his position with Group 1 and Group 1 will continue to pay his compensation and provide him with employee benefits for one year or until the expiration date of the employment agreement, whichever is the shorter period, and will pay Mr. Friedman, as a lump sum, all earned but unpaid bonuses. In addition, bonuses will be paid on a pro-rata basis for the period through the nearest full fiscal quarter prior to resignation.

FEE AGREEMENT WITH MR. BOWEN

      The Company has agreed, pursuant to separate fee agreement dated as of January 28, 1992, to pay Mr. Bowen fees of 1/2% of the total consideration paid on acquisitions, and 1/2% of the pre-tax gain (net of expenses) on dispositions of the Company's or its subsidiaries' businesses. However, this fee is not to be paid with respect to a disposition, if any, of Group 1 or any of the Company's business operations or subsidiaries directly related to the particular lines of business engaged in by such companies as of July 1, 1991, which shall remain subject to the incentive compensation arrangements in Mr. Bowen's amended and restated employment agreement with the Company.

      The term of Bowen's fee agreement extends until January 27, 2002, unless Mr. Bowen is no longer a director, officer or employee of the Company, provided that if Mr. Bowen's employment is terminated without cause (as defined in his amended and restated employment agreement), the Company must either continue his fee agreement until January 27, 2002 or pay Mr. Bowen the incentive bonus upon a disposition, if any, of the Company's interests in Group 1 to which Mr. Bowen would have been entitled under his employment agreement with the Company as in effect prior to its January 28, 1992 amendment and restatement. No payment was earned under this fee agreement during the Company's fiscal year ending March 31, 1999.

      The Company had entered into fee agreements with Messrs. Manning and Friedman. These agreements were terminated by the Company and Mr. Friedman and Manning, respectively, as of July 31, 1999.

BONUS PROGRAMS FOR OTHER EXECUTIVES

      Messrs. Bebee, Forman, Miller, Funston and Slater are entitled to an annual incentive bonus for the fiscal year ended March 31, 2000 to be calculated on the basis of the revenue and profit performance of the Company in the case of Messrs. Miller and Funston and the revenue and profit performance of their respective business units in the case of Messrs. Bebee, Forman and Slater as compared to internal revenue and profit targets. Mr. Weiss is entitled to an annual bonus for fiscal year ended March 31, 2000 calculated on the basis the Company's profit performance as compared to internal profit targets and the achievement of certain other objectives.

DEFERRED COMPENSATION ARRANGEMENTS

      The Company has adopted a Deferred Compensation Plan by which certain members of senior management have the option of deferring the receipt of amounts of their annual bonus compensation, if any, and/or their base compensation (the "Deferred Compensation Plan"). The Deferred Compensation Plan is intended by the Company to qualify as an unfunded plan for federal income tax purposes and the Employee Retirement Income Security Act (ERISA). The Deferred Compensation Plan is administered by the Company. The expenses associated with the establishment and administration of the Deferred Compensation Plan are borne by the Company. Any expenses, however, of implementing any investment option selected with respect to a participant are charged against that participant's account.

      The compensation, that is deferred, is paid into a trust designated solely to administer the Deferred Compensation Program. Currently, Robert S. Bowen and Scott Miller are the only participants in the Company's Deferred Compensation Plan.

EXECUTIVE SUPPLEMENTARY BENEFITS

      The Company provides certain of its executive officers with group health insurance and disability insurance policies that are not available to all salaried employees. These supplementary benefits to such executive officers are limited to the cost of the premiums for the coverage. The aggregate cost is less than $25,000 per year for each covered executive officer.

FRIEDMAN LOAN AGREEMENT

      The loan is secured by a second mortgage on Mr. Friedman's residence and by any proceeds from the exercise of stock options and subsequent disposition of such option shares that Mr. Friedman holds in the Company. Effective with the January 15, 1997 amendments, the loan was modified so that its term is now the earlier to occur of 20 years or the termination of his employment with the Company; the principal balance is now subject to interest at the rate charged to the Company (adjusted quarterly) by its primary commercial lender; interest is payable quarterly; 30% of Mr. Friedman's incentive bonus from the Company (after salary draw is satisfied) shall be applied to annual principal payments. The loan's current interest rate is seven percent (7%). The principal and interest balance on the loan outstanding as of March 31, 1999 was $267,678.

INDEMNIFICATION AGREEMENTS; DIRECTORS AND OFFICERS LIABILITY INSURANCE

      INDEMNIFICATION AGREEMENTS. Each current member of the Board of Directors is signatory to an indemnification agreement (the "Indemnification Agreement") with the Company. Each Indemnification Agreement provides that the Company shall indemnify the director or officer who is a party to the agreement (an "Indemnitee") if he was or is a party to or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except a derivative proceeding) by reason of the fact that he is or was a director or officer of the Company, or is or was serving at its request in certain capacities for another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the Company) incurred in connection with such actions, suits or proceedings. The indemnification is limited to instances where the Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. With respect to derivative proceedings, the Indemnification Agreement provides indemnification similar to that provided in the Indemnification Agreement for non-derivative proceedings discussed above, except that indemnification is allowed only to the extent determined to be fair and reasonable by the court.

      The Indemnification Agreement provides that if a director or officer is entitled to indemnification for some or a portion of the expenses, judgments, fines or penalties actually or reasonably incurred by him in the investigation, defense, appeal or settlement of any civil or criminal action, suit or proceeding, the Company shall nevertheless indemnify him to the extent to which he is entitled. By the terms of the Indemnification Agreement, its benefits are not available for expenses or liabilities paid directly to the Indemnity under a policy of officers' and directors' insurance maintained by the Company or in several other instances such as if a court determines that each material assertion made by the Indemnitee in that proceeding was not made in good faith or was frivolous, or if the claim arises from the purchase and sale by the Indemnitee of securities in violation of Section 16(b) of the Exchange Act, or similar successor statute.

      DIRECTORS AND OFFICERS LIABILITY INSURANCE. The Company currently maintains a Directors and Officers liability policy with an aggregate limit of liability of $5,000,000. Deductibles under this policy range from $5,000 per officer or director for each claim to $50,000 in the aggregate for certain covered claims. This policy does not cover, among other matters, dishonest, fraudulent, or criminal behavior.

401(k) PLAN

      In January, 1994, the Company adopted the Group 1 Software, Inc. and Subsidiaries 401(k) Retirement Savings Plan and Trust (the "401(k) Plan"). The 401(k) Plan provides for a contribution to be made by the Company and its subsidiaries out of current operating earnings based upon the contributions made by participating employees.

      All employees of the Company or its subsidiaries who have been employed for at least three months are eligible to participate in the 401(k) Plan. Participants in the 401(k) Plan may contribute from 1% to 15% of their compensation from the Company or its subsidiary (up to a limit of $10,000) in a calendar year. The Company or the relevant subsidiary will make contributions to an employee's 401(k) Plan account equal to the sum of the following: (i) $.75 for each $1.00 a participant contributes up to 2% of the participant's compensation and (ii) $.50 for each $1.00 the participant contributes for the next 1% of the participant's compensation. Participants are 100% vested in the contributions, and earnings thereon, they make to the 401(k) Plan out of their compensation. Participants vest in Company contributions, and earnings thereon, at a rate of 20% per year of employment with the Company or its subsidiary, up to 100%. However, if a participant's employment with the Company or its subsidiary terminates because of retirement, death or disability (as defined in the 401(k) Plan), 100% of the Company contributions, and their earnings thereon, become 100% vested.


                               CERTAIN TRANSACTION

      The Company has used the services of Great Northern Brokerage Corporation ("Great Northern") of New York, New York to obtain directors and officers liability insurance coverage for the current fiscal year. A description of this coverage is set out above in "Executive Officers and Compensation -- Indemnification Agreements; Directors and Officers Liability Insurance." Richard
H. Eisenberg, a director of the Company, is also President of Great Northern. The Company's payment for this coverage is $93,000 - which includes compensation to Great Northern for its services that does not exceed $5,000. (See also "--Friedman Loan Agreement" for a description of that related party transaction.)

                                  PROPOSAL TWO

            APPROVAL OF THE AMENDMENT TO THE COMPANY'S 1995 INCENTIVE
   STOCK OPTION, NON-QUALIFIED STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN
     TO INCREASE BY 200,000 SHARES THE NUMBER OF SHARES SUBJECT TO THE PLAN

      The Board recommends to the stockholders that they approve the proposed amendment to the 1995 Incentive Stock Option, Non-Qualified Stock Option and Stock Appreciation Rights Plan, a copy of which is attached hereto as Exhibit A (the "1995 Incentive Option Plan"). The 1995 Incentive Option Plan currently provides for up to 600,000 shares of Common Stock for issuance upon the exercise of options and stock appreciation rights granted under that Plan. As of July 26, 1999, 152,006 shares of Common Stock remained available under the Plan. The 1995 Incentive Option Plan has a term of ten years - extending to September, 2005. The current level of authorization under the 1995 Incentive Option Plan is expected to be inadequate to deal with future grants under that Plan over the remaining six years of the Plan. Accordingly, the Board of Directors of the Company considers it advisable to increase by 200,000 shares the share authorization under the 1995 Incentive Option Plan. The increased share authorization will afford the ability, if and when appropriate circumstances arise, to issue grants under that Plan suitable, in the determination of the Compensation Committee. The Compensation Committee administers the Plan. The following further describes the 1995 Incentive Option Plan.

THE 1995 INCENTIVE STOCK OPTION PLAN

      The purpose of the 1995 Incentive Option Plan is to advance the growth and development of the Company by affording an opportunity to the officers and other employees (whether full-time or otherwise) of the Company or a subsidiary to purchase in shares of the Company's stock and/or to receive cash or stock distribution representing increases in the value of the Company's stock. The acquisition of such stock by such employees and/or the payment of cash distributions to such employees, who contribute to the Company's success, provide the continuing incentive for them to promote the best interest of the Company and induces them to continue their employment with the Company or a subsidiary. Finally, the 1995 Incentive Option Plan enhances the ability of the Company or a subsidiary to attract competent personnel to enter its employ.

      Options Granted to Executive Officers (as of Record Date) Under 1995 Incentive Option Plan

      Name              Number of Options       Opt. Exercise Price($)  Value - 07/26/99
      ----              -----------------       ----------------------  ----------------

Robert S. Bowen               162,500                  10.00                  0

Ronald F. Friedman             15,000                   8.00                  0
                               10,000                  10.00                  0

Mark D. Funston                10,000                   8.00                  0
                               16,500                  13.00                  0

Alan P. Slater                 12,500                   8.00                  0
                                7,500                  10.00

Stephen R. Bebee               8,000                    8.00                  0
                               5,000                   10.00                  0

B. Scott Miller                4,000                    8.00                  0
                               5,000                   10.00

Victor O. Forman               4,000                    8.00                  0

Edward Weiss                   4,000                    8.00                  0
                               2,500                   10.00                  0
                             -------

TOTAL                        266,500

      As of the Record Date, 546,350 options to purchase Common Stock had been granted to all Company employees, including current officers who are not executive officers. The closing price for the Common Stock was $9.00 on August 9, 1999.

      The following is a brief description of the principal provisions of the 1995 Incentive Plan and is qualified in its entirety by the 1995 Incentive Plan included herewith as Exhibit A.

      The 1995 Incentive Option Plan authorizes the grant of incentive stock options ("ISOs") under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), non-qualified stock options ("Non-Qualified Stock Options"), and stock appreciation rights units ("Stock Units") redeemable at the discretion of the Company for cash or stock or a combination thereof. Only employees of the Company or employees of the Company's subsidiaries are eligible for grants under the Plan. The Plan reserves currently 600,000 shares for issuance upon the exercise of options granted and for issuance upon redemption of Stock Units granted under it. Upon adoption of the proposed amendment, that issuance level would be raised to a total of 800,000 shares. No other amendment to the 1995 Incentive Option Plan is proposed in this proxy statement.

      ADMINISTRATION AND ELIGIBILITY. The 1995 Incentive Plan is administered by the Company's Compensation Committee appointed by the Company's Board of Directors. The 1995 Incentive Option Plan authorizes the grant of options with an exercise price equal to 100% of the fair market value of the shares of Common Stock on the date the options are granted. Only those officers and employees of the Company designated by the Compensation Committee are eligible to participate in the 1995 Incentive Option Plan.

      The 1995 Incentive Option Plan precludes the issuance of ISOs to individuals owning stock possessing more than ten percent of the total combined voting power of all classes of stock in the Company, its subsidiaries, and any parent it may subsequently have. Options to purchase Common Stock are not included in determining whether a person is a ten percent or more stockholder. To the knowledge of the Company, no person otherwise eligible to receive ISOs holds or owns ten percent or more of the total combined voting power of all classes of stock.

      TERMS AND CONDITIONS OF GRANTS. The Options contain such terms as the Compensation Committee determines including the term and installments, if any, during which the options may be exercised. The 1995 Incentive Option Plan provides that options may be exercised not later than six months after the date of termination of employment except in the event of the termination of employment by the Company for cause, in which event the options will be revoked upon termination of employment. In the event of the termination of employment as a result of the disability of the optionee, the options will be exercisable for a period of twelve months following such termination. The options may not be transferred other than by will or the laws of descent and distribution.

      The 1995 Incentive Plan permits optionees to pyramid and to surrender to the Company already-owned shares of the Common Stock, valued at the fair market value on the date of exercise, in full or partial payment of the exercise price.

      The 1995 Incentive Option Plan provides for the acceleration of the vesting and redemption of stock units and stock options upon the occurrence of any of the following events and approval of the acceleration by the Compensation
Committee: (i) the commencement of a bona fide "tender offer", other than by the Company, acceptable to the Board for the shares of the Company as provided under Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended, or any subsequent comparable federal rule or regulation governing tender offers;
(ii) a successful tender offer not previously approved by the Board resulting in a change of control of the Board; (iii) the Company's execution of an agreement concerning the sale of substantially all of its assets (other than to a subsidiary in a mere corporate restructuring); (iv) the Company's adoption of a plan of dissolution or liquidation; or (v) the Company's execution of an agreement concerning a merger or consolidation involving the Company in which the Company is not the surviving corporation or if, immediately following such merger or consolidation, less than fifty percent (50%) of the surviving corporation's outstanding voting stock is held by persons who were stockholders of the Company immediately prior to such merger or consolidation. The options shall be fully exercisable regardless of whether the tender offer is successful, regardless of whether the dissolution or liquidation is consummated, and regardless of whether the other corporation which is the surviving corporation in a merger or consolidation shall adopt and maintain any plan under which options are granted to holders of outstanding options. If the agreement concerning the sale of substantially all of the Company's assets or the agreement concerning a merger or consolidation is not consummated by the parties, then the options not exercised prior to a formal determination by the Company's Board of Directors that the contemplated transaction will not be consummated shall, on and after the date of such determination, be subject to the exercise restrictions set forth in the respective option agreements. Under the accelerated vesting provisions of the 1995 Incentive Option Plan, the Board of Directors cannot prevent accelerated vesting of options upon a triggering event.

      CERTAIN TAX MATTERS. The following is a summary, and does not purport to be a complete description, of certain federal income tax aspects of the 1995 Incentive Option Plan and transactions thereunder. Furthermore, no information is given with respect to any state, local, or foreign taxes which may be applicable.

      Under the 1995 Incentive Option Plan, an optionee does not recognize any taxable income at the time of the grant of an ISO. Furthermore, in general, the optionee does not recognize income on the exercise of an ISO. However, if the option is exercised by an individual who has terminated his or her employment more than three months prior to the exercise of the ISO, the individual will be taxed on the difference between the fair market value of the stock and the amount paid for the stock. While the exercise of an ISO does not generally result in current taxable income, the same does not hold true for purposes of the Alternative Minimum Tax ("AMT"). Upon the exercise of an ISO, the optionee must recognize for AMT purposes the difference between the exercise price of the option and the fair market value of the stock received.

      An employee who disposes of stock, acquired through the exercise of an ISO, will recognize long-term capital gain equal to the excess of the sale price over the price paid for the stock if such sale does not occur within (A) two years after the option is granted, and (B) one year after the stock is acquired. In this case, the Company will not receive a deduction for compensation expense. If, however, the employee disposes of the stock prior to the aforementioned holding periods, then the employee will have ordinary income equal to the lesser of (i) the difference between the option exercise price and the fair market value of the stock on the date the option was exercised or (ii) the difference between the option exercise price and the fair market value of the stock on the date of sale or exchange. Any additional gain attributed to the sale will be considered capital gain. The amount so recognized as ordinary income to the employee will be deductible to the Company as compensation expense.

      If the exercise of an ISO is made by delivery of shares of Common Stock (acquired pursuant to the 1995 Incentive Option Plan) in payment of the option price, the shares delivered are deemed to be exchanged in a tax-free transaction provided that such shares were not delivered prior to (A) two years after the option had been granted, and (B) one year after the stock had been acquired. If stock is used to exercise an option, but is delivered prior to the expiration of the aforementioned holding periods, the employee will have ordinary income equal to the difference between the fair market value of the stock on the date acquired, and the price paid to exercise the option. In addition, the employee will recognize capital gain income equal to the difference between the fair market value of the stock when acquired, and the fair market value of the newly issued stock received. The Company will be able to take a compensation expense deduction for the amount recognized by the employee as ordinary income.

      With respect to Non-Qualified Stock Options, the optionee does not recognize taxable income, and the Company is not entitled to a deduction, upon the grant of such options. Upon exercise of such options, the optionee recognizes ordinary income in an amount equal to the amount by which the fair market value of each share of Common Stock on the date of exercise exceeds the option price. The amount so recognized as income is deductible by the Company. Upon any subsequent sale of shares by an optionee, the optionee's basis on the shares purchased for determining gain or loss is the fair market value on the date of exercise, if such shares were acquired for cash. If the exercise of the option is made by delivery of shares of Common Stock in payment of the option price, the shares delivered are deemed to be exchanged in a tax-free transaction for the equivalent number of new shares of Common Stock. Such equivalent number of new shares have the same basis and holding period as the shares exchanged.

      The number of shares received in excess of the number of shares delivered is included in the optionee's income at the fair market value thereof at the time of exercise. Any gain or loss recognized upon the sale or other disposition of these shares will be capital gain or loss, either long-term or short-term depending upon the holding period of the shares (which begins on the date the optionee recognizes income with respect to such shares, except for the shares deemed to be received in a tax-free transaction as described above).

      Any payment received for the redemption of Stock Units is compensation income to the employee and a compensation deduction to the employer.

      The foregoing is not to be considered as tax advice to any persons who may be optionees, and any such persons are advised to consult their own tax counsel.

RECOMMENDATION OF THE BOARD OF DIRECTORS CONCERNING THE AMENDMENT TO THE 1995 INCENTIVE OPTION PLAN.



      AN AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF VOTING SECURITIES PRESENT AND VOTING AT THE MEETING IS REQUIRED FOR APPROVAL. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE 1995 INCENTIVE OPTION PLAN.


                                 PROPOSAL THREE

                   APPROVAL OF THE COMPANY'S 1999 NON-EMPLOYEE
                              DIRECTORS STOCK PLAN

      The Board is recommending to the stockholders that they approve the 1999 Directors Plan, a copy of which is attached hereto as Exhibit B. Because adoption of the 1999 Directors Plan may benefit the current non-employee directors of the Company, they may be deemed to have an interest in this proposal.

THE 1999 NON-EMPLOYEE DIRECTORS STOCK PLAN.

      The purpose of the 1999 Directors Plan is to provide incentives that will attract and retain highly competent persons to serve as non-employee directors by providing them with opportunities to acquire a propriety interest in the Company. The 1999 Directors Plan is designed to meet exemptions from the short-swing liability provisions contained in Section 16 of the Exchange Act. By providing for automatic stock awards in accordance with a fixed formula, non-employee directors have no discretionary authority with respect to their own awards.

      The following is a brief description of the principal provisions of the 1999 Directors Plan and is qualified in its entirety by the 1999 Directors Plan included herewith as Exhibit B.

      Under the 1999 Directors Plan, the aggregate number of shares of Common Stock of the Company which may be issued 70,000 shares, subject to adjustment in certain circumstances, including merger, consolidation, reorganization, recapitalization, stock dividends, stock splits, combination of shares, exchange of shares, change of corporate structure or other similar transactions.

      The terms and conditions under which stock shall be granted under the 1999 Directors Plan are set forth in the 1999 Directors Plan and described below. The Board of Directors or any executive officer of the Company designated by the Board of Directors shall have authority to interpret the provisions of the 1999 Directors Plan, to establish such rules and procedures as may be necessary or advisable to administer the 1999 Directors Plan and to make all determinations necessary or advisable for the administration of the 1999 Directors Plan, provided that no such interpretation or determination shall change or affect the selection of participants eligible to receive grants under that Plan, the number of shares of Common Stock covered under that Plan or the terms and conditions thereof.

      ELIGIBILITY. Non-employee directors of the Company are eligible to receive stock under the 1999 Directors Plan. The Company currently has seven non-employee directors who would be eligible to participate in this Plan.

      TERM OF PLAN; GRANT OF STOCK TO NON-EMPLOYEE DIRECTORS. The 1999 Directors Plan shall be effective as of September 23, 1999, upon approval of the stockholders at the Annual Meeting. On the first day of each fiscal year of the Company commencing with April

1, 2000 during the term of that Plan, each non-employee director then in office would be automatically granted $10,000 worth of shares of Common Stock. In addition, each non-employee director whose initial term commences on a date other than the first day of any Plan year shall receive for the first (partial) year of service as a director a number of shares of Common Stock, based on $10,000 but pro-rated to reflect the partial year of service. No stock shall be granted under the 1999 Directors Plan after September 22, 2009.

      If the 1999 Directors Plan had been in effect in the last fiscal year, each non-employee director would have received 1,290 shares of Common Stock on April 1, 1999.

      TERMS AND CONDITIONS OF STOCK GRANTS. At the time of the grant of the stock under the Plan, each eligible director shall receive an amount of Common Stock valued at $10,000 (based on the stock's then-current fair market value). For purposes of the 1999 Directors Plan, fair market value shall mean (i) the closing price on the grant date of a share of Common Stock, as reported on the National Market System of The Nasdaq Stock Market, Inc., but if no shares of Common Stock were traded on such date, then on the last previous date on which a share of Common Stock was so traded, (ii) the closing price for a share of Common Stock on the stock exchange, if any, on which the shares of Common Stock are primarily traded, but if no shares of Common Stock were traded on such date, then on the last previous date on which a share of Common Stock was so traded or
(iii) if none of the above is applicable, the value of a share of Common Stock for such date as established in good faith by the Board. A fractional share will be rounded up to the next full share. Stock issued under the Plan shall not be forfeitable after issuance to a Director by reason of a change of control (as defined in the Plan) in Company.

      Directors will not be able to sell or transfer Common Stock issued to them under the Plan for twelve months from date of issuance and thereafter will be subject to the trading restrictions under Rule 144 of the Securities Act of 1933, as amended.

      The 1999 Directors Plan may be terminated and may be modified or amended by the Company's Board of Directors at any time; provided, however, that no modification or amendment may increase the aggregate number of shares which may be issued, materially increase benefits accruing to participants under the 1999 Directors Plan, or materially modify the requirements as to eligibility to receive stock without stockholder approval.

      CERTAIN TAX MATTERS. The following is a summary, and does not purport to be a complete description, of certain federal income tax aspects of the Plan and transactions thereunder. Furthermore, no information is given with respect to any state, local, or foreign taxes which may be applicable.

      Under the 1999 Directors Plan, a grantee will recognize taxable ordinary income, and the Company will be entitled to a deduction, upon the grant of Stock. Any gain or loss recognized upon the sale or other disposition of these shares will be capital gain or loss, either long-term or short-term depending upon the holding period of the shares (which begins on the date the grantee recognizes income with respect to such shares.)

      The foregoing is not to be considered as tax advice to the grantee, and any such person should consult their tax counsel.

RECOMMENDATION OF THE BOARD OF DIRECTORS CONCERNING THE ADOPTION OF THE 1999 DIRECTORS PLAN.

      AN AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF VOTING SECURITIES PRESENT AND VOTING AT THE MEETING IS REQUIRED FOR APPROVAL. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ADOPTION OF THE 1999 DIRECTORS PLAN.

                                   PROPOSAL 4

             AMENDMENT TO GROUP 1 CERTIFICATE TO INCREASE NUMBER OF

      AUTHORIZED SHARES OF PREFERRED STOCK FROM 200,000 TO 1,200,000 SHARES



            The Board recommends that stockholders approve an amendment to the Company's Certificate of Incorporation strictly limited to increasing the number of shares of preferred stock that the Company is authorized to issue to an aggregate of 1,200,000 shares, from an aggregate of 200,000 shares that is currently authorized under the Certificate. The Company's Certificate currently provides for an aggregate of 14,000,000 shares of Common Stock. No change is proposed to the current level of authorized shares of Common Stock.

            No other amendment to the Company's Certificate is proposed in this proxy statement. Further, no change is proposed to the authority of the Company's Board of Directors under the Certificate to determine designations, powers, preferences, rights, restrictions and other terms and conditions of preferred stock that may be issued by the Company.

            CERTIFICATE AS AMENDED. Upon the effectiveness of the proposed amendment, Article Fifth of the Company's Certificate will read in its entirety as follows:

      "FIFTH. The corporation shall have the authority to issue the following classes of stock:

      (1) total of 14 million (14,000,000) shares of Common Stock, each of such shares having a par value of $.50 per share; and

      (2) a total of one million, two hundred thousand (1,200,000) shares of Preferred Stock, each of such shares having a par value of $.25 per share to be issued (i) in such series and with such designations, powers, preferences, rights, and such qualifications, limitations or restrictions thereof as the Board of Directors shall fix by resolution or resolutions which are permitted by Section 151 of the Delaware Corporation Law for any such series of Preferred Stock, and (ii) in such number of shares in each series as the Board of Directors shall fix by resolution or resolutions, provided that the aggregate number of all shares of Preferred Stock issued does not exceed the number of shares of Preferred Stock authorized hereby."

            SOME POTENTIAL AFFECTS. Adoption of the proposed amendment and issuance of additional shares of Preferred Stock could affect the rights of the holders of currently outstanding shares of Preferred or Common Stock, depending on the nature of rights and preferences granted to the newly issued Preferred Stock. If the amendment is adopted, it will become effective upon the filing of a Certificate of Amendment of the Company's Certificate with the Secretary of State of the State of Delaware.

            CURRENT STOCK ISSUED. On July 26, 1999, 47,500 shares of 6% Convertible Preferred Stock and 3,725,290 shares of Common Stock were issued and outstanding. On July 26, 1999, approximately 208,776 shares of Common Stock were reserved for issuance upon exercise of options outstanding or available for grant under Group 1's various stock option plans. There is no established public trading market for any of the currently issued the Company's preferred stock.

            6% CONVERTIBLE PREFERRED STOCK. Currently, the only preferred stock issued by Group 1 and outstanding is 47,500 shares of 6% Cumulative Convertible Preferred Stock. The following is a summary of various salient characteristics of the 6% Convertible Preferred Stock.

            Dividends. Each share of this Preferred Stock currently issued is entitled to receive a 6% dividend, semi-annually, prior to the payment of any cash dividends with respect to the Common Stock. Dividends are cumulative from the date of original issue. Dividend payments for the period of time from the issuance of this Preferred Stock to July 1, 1999 (the last dividend payment date) have been paid in full. Dividends payable on this Preferred Stock for each full dividend period are computed by dividing the annual dividend rate by two.

            Voting Rights. Each share of this Preferred Stock has the right to one vote for each whole share of Common Stock into which it is convertible. This Preferred Stock is convertible into Common Stock on a one-to-one basis. Holders of shares of this Preferred Stock vote together with holders of the Common Stock, as a single class (except as otherwise required by Delaware law).

            Conversion. Each share of this Preferred Stock is convertible into one share of Common Stock, subject to certain anti-dilution protection, including provisions adjustments in the conversion ratio in the event of (i) stock dividends, stock splits or combinations or reclassifications of shares of the Common Stock, (ii) Group 1 issues Common Stock or rights to acquire, or securities convertible into, the Common Stock at a price below the then-market price for the Common Stock, or (iii) mergers, acquisitions or consolidations of Group 1. Group 1 may not declare dividends or distributions with respect to Common Stock, except for dividends payable solely in Common Stock, unless the holders of this Preferred Stock concurrently receive dividends or distributions equal in amount and kind to what such holders would have received if they had converted their shares of this Preferred Stock into Common Stock.

            Preemption Rights. This Preferred Stock has no preemptive rights with respect to any subscription rights or grants of options, warrants or other interests in Common Stock which may be issued by Group 1. Holders of this Preferred Stock are entitled to receive prior notice of corporate events such as dividend payments in capital reorganizations, mergers, acquisitions and consolidations.

            Redemption. This Preferred Stock may be redeemed at the option of Group 1 at $20.00 per share, plus accrued but unpaid dividends. The redemption price is to be paid in cash, except that with respect to the 47,500 shares of Preferred Stock issued to Dr. Milton Kaplan, Ms. Jane Bowen and Messrs. Robert Bowen, Leonard Smith and John Spohler, each may, at Group 1's option, be paid by Group 1 issuing promissory notes to these holders secured by a pledge of 250,000 shares of Common Stock. To date, Group 1 has issued no such promissory notes. Group 1 has entered into a registration rights agreement granting holders the right, subject to the terms and conditions of such agreement, to registration under the Securities Act of 1933, as amended, of Common Stock issuable upon conversion of the shares of this Preferred Stock. This Preferred Stock is not be subject to any sinking fund.

            POTENTIAL USES. Any authorized but unissued shares of preferred stock may be issued upon the exercise of the rights to be granted pursuant to the Stockholder Protection Rights Agreement that has been adopted by the Board. Accordingly, authorized shares of preferred stock could be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. In addition, the Board could use authorized shares of preferred stock to strategically sell shares of preferred stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. From time to time, the Company has received unsolicited acquisition proposals. Management has considered, and will continue to consider such proposals in the ordinary course of business to determine whether such proposals are in the long-term best interests of its stockholders. Although this proposal to increase the number of authorized preferred stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt, nevertheless, stockholders should be aware that approval of the proposal could facilitate future efforts to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices. The terms of the additional shares of preferred stock could provide for the conversion of those shares into shares of Common Stock at a conversion rate that represents a premium over market.

            The Bylaws of the Company provide for a classified board and the Certificate of Incorporation provides that directors may be removed without cause by the affirmative vote of 80% of the stockholders or removed for cause by a majority vote of the stockholders. These provisions can have the effect of delaying, deferring or preventing a change of control of the Company.



            Although at present the Board has no plans to issue additional shares of preferred stock, it believes it is desirable to have such shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. Further, the additional shares may be issued for various purposes, including, without limitation, stock splits, stock dividends, establishing strategic relationships with other companies and expanding the Company's business or product lines through the acquisition of other businesses or products in consideration for preferred stock. If the proposed amendment to the Company's Certificate is approved, the Board may determine to take any of the foregoing actions without the need for further stockholder approval.

RECOMMENDATION OF THE BOARD OF DIRECTORS CONCERNING THE AMENDMENT TO THE CERTIFICATE TO INCREASE THE NUMBER OF SHARES OF PREFERRED STOCK AUTHORIZED TO BE ISSUED.



      AN AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK AND PREFERRED STOCK WILL BE REQUIRED TO APPROVE THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE. AS A RESULT, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      PricewaterhouseCoopers, L.L.P. ("PWC" and its predecessor, Coopers & Lybrand, L.L.P.) has audited the Company's financial statements for the fiscal years ending March 31, 1999, 1998 and 1997. A representative of PWC is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.

                             SHAREHOLDERS' PROPOSALS


      Eligibility as a shareholder to submit proposals, the proper subjects of such proposals and other issues governing stockholder proposals are regulated by the rules adopted under Section 14 of the Securities Exchange Act of 1934, as amended. If shareholders wish to submit a proposal for inclusion in the Company's proxy materials for the 2000 annual meeting of shareholders, the Company must receive such proposals at its principal executive office at 4200 Parliament Place, Suite 600, Lanham, Maryland 20706-1844, Attention: Edward Weiss, Secretary, no later than May 23, 2000.



      In addition, if shareholders wish to bring a proposal before the 2000 annual meeting of shareholders but do not wish to have such proposal included in the Company's proxy statement for that meeting, the shareholder must give the Company written notice of such proposal at the address set forth in the preceding paragraph, on or before June 23, 2000 in order for such proposal to be considered timely. The persons designated as proxies in connection with the 2000 annual meeting will have discretionary voting authority with respect to any shareholder proposal not received timely.



      Each proposal submitted should include the full and correct name and address of the shareholder(s) making the proposal, the number of shares beneficially owned and their date of acquisition. If beneficial ownership is claimed, proof thereof should also be submitted with the proposal. The shareholder or his or her representative must appear in person at the annual meeting and must present the proposal, unless he or she can show good reason for not doing so.

                             SOLICITATION PROCEDURES

      Officers and regular employees of the Company, without extra compensation, may solicit the return of proxies by mail, telephone, telegram and personal interview. Certain holders of record such as brokers, custodians and nominees, are being requested to distribute proxy materials to beneficial owners and to obtain such beneficial owner's instructions concerning the voting of proxies. The cost of solicitation of proxies (including the cost of reimbursing banks, brokerage houses, and other custodians, nominees and fiduciaries for their reasonable expenses in regard to the proxy soliciting materials) will be paid by the Company.


                                  MISCELLANEOUS

      Management does not intend to present any other matters at the Annual Meeting. If other matters are properly presented at the Annual Meeting, the persons named as proxies will vote them in accordance with their best judgment.

      Where information contained in this Proxy Statement rests particularly within the knowledge of a person other than the Company, the Company has relied upon information furnished by such person or contained in filings made by such person with the Securities Exchange Commission.

                                          By Order of the Board of Directors



                                          Edward Weiss
                                          Secretary

Dated:  August 12, 1999

                                                                       EXHIBIT A

                           1995 GROUP 1 SOFTWARE, INC.
                      INCENTIVE STOCK OPTION, NON-QUALIFIED
                 STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN



Section 1:  Purpose.

      1.1 This Plan (the "Plan") is intended to provide a means for the granting of awards (each such award is hereinafter referred to as the "Award") of stock options and/or stock appreciation rights to selected full- and part-time employees (including officers who are also employees) of Group 1 Software, Inc. (the "Company") and such of its domestic or foreign, present or future, affiliated companies as shall be designated from time to time by the Company's Board of Directors (the "Board") (each such person, upon receipt of an Award is hereinafter referred to as a "Participant").

      1.2 This Plan is designed to (a) provide incentives and rewards to those persons who are in a position to contribute to the long-term growth and profitability of the Company; (b) assist the Company and such affiliated companies (the "Affiliates") to attract, retain and motivate personnel with experience and ability; and (c) make the Company's compensation program more competitive with those of other companies. The Company expects that by providing such Awards it will benefit from the added interest which such personnel will have in the success of the Company and/or the Affiliates as a result of their proprietary interest.

      1.3 For purposes of this Plan, an Affiliate shall mean any corporation defined as a subsidiary corporation under Section 425(f) of the Internal Revenue Code, as amended (the "Code").

Section 2:  Administration.

      2.1 This Plan shall be administered by the Compensation Committee of the Board (the "Committee"). Members of the Committee shall be disinterested within the meaning of SEC Rule 16b-3. No individual may participate as a member of the Committee in the administration of this Plan if he shall have been eligible to receive Awards or any other stock options or stock appreciation rights of the Company or any of its Affiliates under this Plan or any other discretionary plan of the Company or its Affiliates at any time within one year prior to serving on the Committee. Subject to the express provisions of this Plan and to such orders or resolutions not inconsistent with the provisions of this Plan as may be issued or adopted from time to time by the Board, the Committee shall have full power and authority, in its discretion, to grant Awards; to determine to whom and the time when Awards will be granted; to designate Awards as incentive stock options or nonqualified stock options; to determine the purchase price of the common stock covered by each option, the term of each option, and the exercisability of each option; to determine the terms and provisions of the option agreements (which need not be identical) entered into in connection with Awards under this Plan; to interpret this Plan; to supervise the administration of this Plan; to prescribe, amend and rescind rules and regulations relating to this Plan; and to make all other determinations and take any other action deemed necessary or desirable to the proper operation or administration of this Plan. The Committee may authorize such of the Company's officers and other persons to perform such functions in the execution and administration of this Plan (other than the interpretation of this Plan and the adoption of rules governing its execution and administration) as the Committee shall determine from time to time.

      2.2 All decisions made by the Committee pursuant to the powers vested in it by this Plan document and related orders or resolutions of the Board shall be final and binding on all persons (including Participants, the Company and any stockholder and/or employee of the Company or any Affiliate). No member of the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any Award granted under it.

Section 3:  Scope and Duration.

      3.1 Awards under this Plan may be granted in the form of incentive stock options (the "ISO's") as provided in Section 422 of the Code or in the form of nonqualified stock options (the "NQSO's") and/or stock appreciation rights (the "SAR's") as provided in Section 7. Unless otherwise indicated, references in this Plan to "Options" include ISO's and NQSO's. As used in the preceding sentence, the term "stock appreciation rights" means rights to receive the payment provided for in Section 7, upon the surrender of an unexercised related Option.

      3.2 The total number of shares of common stock of the Company (the "Stock") as to which Options or SAR's may be granted under this Plan shall be 600,000 shares subject to adjustments as provided in this Plan. Issuance of Stock upon exercise of an option or reduction of the number of shares of Stock subject to an option upon exercise of an SAR shall reduce the total number of shares of Stock available under this Plan. There shall not be counted against this total any shares of Stock covered by an Option that has lapsed unexercised or has been forfeited as hereinafter provided.

      3.3 Subject to adjustments provided for in Section 12 hereof, shares of Stock as to which Options and SAR's under this Plan may be granted may be made available by the Company from authorized but unissued shares of Stock or from shares reacquired by the Company (including shares purchased in the open market).

Section 4: Eligible Persons. The persons who shall be eligible to receive Awards under this Plan shall be all full- and part-time employees (including officers who are also employees) of the Company or an Affiliate, without limitation as to length of service ("Eligible Persons").

Section 5:  Granting Awards.

      5.1 Subject to the limitations of this Plan, the Committee, at any time and from time to time, and after such consultation with and consideration of such recommendations of management as the Committee deems desirable, shall select from Eligible Persons those persons to be granted Awards and determine the time when each Award shall be granted, the number of shares of Stock to be subject to an option and/or SAR and the terms and conditions, consistent with this Plan, upon which Options and/or SAR's are to be awarded. The Committee shall make Awards to the Eligible Persons so selected for the number of options and/or SAR's and upon the terms and conditions to determined. No Options or SAR's or underlying shares of Stock shall be issued or distributed under this Plan unless and until all legal requirements applicable to the issuance or transfer of such Options, SAR's and/or Stock have been complied with to the satisfaction of the Committee and the Company.

      5.2 No ISO shall be granted hereunder to any person who, at the time such Option is to be granted, owns stock of the Company or of any of its Affiliates possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any such Affiliate unless such grant complies with
Section 422 of the Code. For purposes of the preceding sentence, the attribution rules of stock ownership set forth in Section 425(d) of the Code shall apply.

      5.3 No Awards shall be granted under this Plan after its termination on September 12, 2005, but Awards granted prior to such termination date may extend beyond that date, and the terms of this Plan shall continue to apply to such awards.

Section 6:  Terms and Conditions of Options.

      6.1 General. Each Option granted pursuant to this Plan shall be subject to all of the terms and conditions hereinafter provided in this Section 6, all other terms and conditions set forth in any other Section of this Plan, and such other terms and conditions ("Discretionary Conditions") as may be specified by the Committee with respect to the option and the Stock covered thereby at the time of the making of the Award or as may be specified thereafter by the Committee in the exercise of its powers under this Plan. Without limiting the foregoing, it is understood that the Committee may, at any time and from time to time after the granting of an Award under this Plan, specify such additional terms and conditions with respect to such Award as may be deemed necessary or appropriate to ensure compliance with all applicable laws, including, but not limited to, terms and conditions for compliance with Federal and state securities laws and methods of withholding or providing for the payment of required taxes. The terms and conditions with respect to any Participant need not be identical with the terms and conditions with respect to any other Award, or with respect to any Award to any other Participant.

      6.2 Option Agreement. Receipt of an Option shall be subject to execution of a written agreement (the "Option Agreement") between the Company and the Participant, in a form approved by the Committee, which shall set forth the number of shares covered by the Option, the exercisability provisions of the Option, the applicable Option Period (as defined herein), the conditions provided in this Plan as may be deemed appropriate by the Committee, including, but not limited to, any such Discretionary Conditions. A fully executed original counterpart of the Option Agreement shall be provided to the Company and the Participant.

      6.3 Option Price. The purchase price of the Stock covered by each option shall be determined by the Committee, but in no event shall the option Price be less than 100% of the Fair Market Value of such Stock on the date the Option is granted for ISO's nor less than 85% of the Fair Market Value of such Stock on the date the Option is granted for NQSO's. If the Stock is listed on an established stock exchange, such Fair Market value shall be deemed to be the closing price of the Stock on such stock exchange on the day the Option is granted or if no sale of the Stock shall have been made on any stock exchange on that day, the next preceding day on which there was a sale of the Stock. If the Stock is not listed on an established stock exchange but is traded in the over-the-counter market, the Fair Market Value of the Stock shall be the closing price as quoted in the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the day the option is granted or if no sale of Stock is reflected in NASDAQ on that day, on the preceding day on which there was a sale of Stock reflected in NASDAQ. If no quotations are available, the Fair Market Value shall be as determined by the Committee in good faith. The Committee shall have full authority in fixing the option price, and be fully protected in doing so.

      6.4 Term of Option. The duration of each Option granted under this Plan shall not be more than 10 years from the date of grant, as the Committee shall determine, subject to earlier termination as provided in Sections 9, 10 and 11.

      6.5   Exercise and Vesting of Options; Time of Payment.

      6.5.1 No ISO or NQSO shall be exercisable during the year ending on the first anniversary of the Option's grant. Each ISO and NQSO shall be exercisable thereafter as determined by the Committee (subject to the terms of this Plan) and set forth in the Option Agreement.

      6.5.2 A Participant wishing to exercise an option shall give written notice to the Company in the form and manner prescribed by the Committee, indicating the date of award and type of Option being exercised, the number of shares to be exercised, and such other information as shall be required by the Committee. Full payment for the shares exercised pursuant to the Option must accompany the written notice. Except as provided in Sections 9 and 10, no Option may be exercised at any time unless the Participant is then a full- or a part-time employee of the Company or an Affiliate.

      6.5.3 Issuance of Stock Certificates. As soon as practicable after the receipt of written notice and payment, the Company shall, without stock issuance or transfer taxes to the Participant or to any other person entitled to exercise an option pursuant to the Plan, deliver to the Participant or such other person a certificate or certificates for the requisite number of shares of Stock.

      6.5.4 Rights as a Stockholder. A Participant or any other person entitled to exercise an Option under this Plan shall have no rights as a stockholder with respect to any Stock covered by the Option until the date of issuance of a Stock certificate for such Stock.

      6.5.5 Partial Exercise. An Option granted under this Plan may be exercised as to any lesser number of shares than the full amount for which it could be exercised. Such a partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan as to the remaining shares subject to the Option.

      6.5.6 The Option Price for the shares as to which an Option is exercised shall be paid to the Company in full on the date of exercise. At the election of the Participant, such payment may be (i) in cash, (ii) in shares of Stock owned by the Participant prior to exercising the Option and having a Fair Market Value on the date of payment equal to the Option Price for the shares of Stock being purchased, and satisfying such other requirements as may be imposed by the Committee or (iii) partly in cash and partly in such shares of Stock. The Participant shall also be entitled to make payment by pyramiding the shares received upon exercise of Options by simultaneously delivering such shares of stock in payment of the purchase price of shares subject to additional Options; any share delivered in payment of the exercise price must have been held of record by the Optionee for a least six months or such other period as may be required to avoid any adverse effect on the financial position of the Company or a Subsidiary as a result of incurring compensation expense or otherwise.

      Such shares, which shall be fully paid and non-assessable upon the issuance thereof, shall be represented by a certificate or certificates registered in the name of the Participant and stamped with any appropriate legend. In addition, prior to delivery of the shares of Stock, any amount necessary to satisfy applicable Federal, state or local tax requirements shall be paid promptly upon notification of the amount due. Stock acquired by the Participant which is identified as having been obtained through an ISO under this Plan and still subject to ISO holding requirements as defined in the Code, may not be tendered in payment of the Option Price.

      6.6   Limitations on ISO's.

      6.6.1 The aggregate Fair Market Value (determined as of the time of grant) of all Stock for which an employee may be granted ISO's in any calendar year (under this Plan and any other plan of the Company, any Affiliate or any predecessor of any such corporation) shall not exceed the limitations imposed by
Section 422 of the Code.

      6.6.2 ISO's shall also comply with any other restrictions and limitations imposed by Section 422 of the Code not otherwise provided in the Plan.

Section 7:  Terms and Conditions of SAR's.

      7.1 Grants. The Committee may grant SAR's to Eligible Persons in connection with Options granted under this Plan. Each SAR shall entitle the Participant upon prior consent of the Committee (which consent the Committee may withhold as to any individual SAR in its absolute discretion), to surrender to the Company an unexercised related Option (or any portion thereof which the employee from time to time determines to surrender for this purpose) and to receive from the Company in exchange therefor, subject to the provisions of this Plan and such rules and regulations as from time to time may be established by the Committee, a quantity of shares of Stock equal to the excess of the Fair Market Value on the exercise date of one share of Stock over the Option Price per share times the number of shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Company shall be the exercise date.

      7.2 General. Each SAR shall be subject to the same terms and conditions as the Option to which it relates, shall be exercisable only to the extent the related option is exercisable and the Committee consents to its exercise, and shall be subject to such other terms and conditions as the Committee may determine.

      7.3   Exercise of SAR's.

      7.3.1 SAR's may be exercised from time to time as follows:

            7.3.1.1 The Committee must receive written notice of exercise stating the number of shares of Stock subject to an exercisable Option with respect to which the SAR is being exercised.

            7.3.1.2 The Committee shall advise the Participant within five business days after receipt of such written notice whether or not it will consent to such exercise.

            7.3.1.3 If the Committee consents to the exercise, the SAR will be deemed to have been exercised on the date of the Company's receipt of the written notice.

            7.3.1.4 If the Committee does not notify the Participant of its decision within such five business day period, the Committee shall be conclusively presumed to have given its consent.

            7.3.1.5 If the Committee denies its consent, the Participant shall not have the right to submit another written notice of exercise until six months after the date of submission of the previous written notice of exercise.

      7.3.2 All shares shall be valued at their Fair Market Value as of the date of exercise of the SAR; provided, however, that with respect to exercises of SAR's by a Participant who is subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, during any period commencing on the third business day following the date of release for publication of any annual or quarterly summary statements of the Company's sales and earnings and ending on the twelfth business day following such date (a "window period"), the Committee shall prescribe whether payment shall be made in cash or otherwise, and may prescribe, by rule of general application, such other measure of fair market value per share as the Committee may, in its discretion, determine, but not in excess of the highest Fair Market Value (as defined in Section 6.3) during such window period and, in the case of SAR's that relate to an ISO, not in excess of the maximum amount that would be permissible under Section 422A of the Code without disqualifying such option as an ISO under such Section 422A.

      7.3.3 The number of shares of Stock received by a Participant upon exercise of a SAR may not exceed the number of shares covered by the Option or portion thereof surrendered. No cash will be paid in lieu of any fractional share of Stock.

      7.3.4 Any amount necessary to satisfy applicable Federal, state or local tax requirements shall be withheld or paid promptly upon notification of the amount due and prior to or concurrently with delivery of a certificate representing shares of Stock.

      7.3.5 Upon exercise of a SAR, the number of shares of Stock subject to exercise under the related Option shall automatically be reduced by the number of shares of Stock represented by the Option or portion thereof surrendered. Shares of Stock subject to options or portions thereof surrendered upon the exercise of SAR's shall not be available for subsequent awards under this Plan.

Section 8.  Nontransferability of Options and SAR's.

      Options and SAR's granted under this Plan shall not be transferable by the Participant other than by will or by the laws of descent and distribution. During the lifetime of a Participant, Options and SAR's may be exercised only by the Participant or its representative. Options and SAR's exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

Section 9.  Termination of Employment.

      9.1 If, prior to the expiration of the Option Period, a Participant's employment by the Company or an Affiliate terminates (other than by reason of death or disability), each Option then outstanding as to that Participant shall remain exercisable for a period of three (3) months from the date of termination of employment (but not later than the end of the Option Period) to the extent it was exercisable on the date of termination of employment, and thereafter all such Options shall terminate.

      9.2 Notwithstanding any other provisions of this Section 9, if a participant's employment is terminated for cause, all rights of the Participant under any Options shall cease immediately.

Section 10. Death or Disability of Participant.

      10.1 If, prior to the end of the Option Period, a Participant's employment by the Company or an Affiliate terminates by reason of death, each option shall remain exercisable for a period of six months from the date of death (but no later than the end of the Option Period) to the extent that it was exercisable on the date of death.

      10.2 If, prior to the end of the Option Period, a Participant's employment by the Company or an Affiliate terminates by reason of disability, each option shall remain exercisable for a period of one year from the date of such termination (but no later than the end of the Option Period) to the extent that it was exercisable at the date of termination as used in this Section 10 and elsewhere in this Plan, the term "disability" means a physical or mental impairment which comes within the definition of disability as set forth in
Section 22(e)(3) of the Code.

Section 11:  Forfeiture Upon Occurrence of Certain Acts.

      Notwithstanding any other provisions of this Plan, no payment under any SAR or issuance of any Stock pursuant to any Award shall be made and all rights of the Participant who received such Award (or his designated beneficiary or legal representatives) under this Plan shall be forfeited if, prior to the time of such payment or issuance, the Participant (i) shall be employed without the Company's or Affiliate's consent by a competitor of, or shall be engaged in any activity in competition with, the Company or an Affiliate; (ii) divulges without the consent of the Company any secret or confidential information belonging to the Company or an Affiliate; (iii) has been dishonest or fraudulent in any matter affecting the Company or (iv) has committed any act which, in the sole judgment of the Committee, has been substantially detrimental to the interests of the Company. The Company shall give a Participant written notice of the occurrence of any such event prior to making any such forfeiture. The determination of the Committee as to the occurrence of any of the events specified in the foregoing clauses (i) and (iv) of this Section 11 shall be conclusive and binding upon all persons for all purposes. Any Award shall be subject to forfeiture for the reasons provided in this Section in such manner as shall be provided by the Committee.

Section 12:  Stock Adjustments.

      12.1 In the event that the shares of Stock shall be changed into or exchanged for a different number or kind of shares of stock of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or otherwise), or if the number of such shares of Stock shall be increased through the payment of a stock dividend, then there shall be substituted for or added to each share of Stock subject to, or which may become subject to, an Option under this Plan, the number and kind of shares into which each outstanding share of Stock shall be so changed or for which each such share shall be exchanged, or to which each such share shall be so entitled, as the case may be. Outstanding options shall also be appropriately amended as to Option Price and other terms as may be necessary to reflect the foregoing events. In the event there shall be any other change in the number or kind or outstanding shares of the Stock, or of any shares into which such shares shall have been changed, or for which they shall have been exchanged, and if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in any Option theretofore granted or which may be granted under this Plan, such adjustments shall be made in accordance with such determination.

      12.2 Fractional shares resulting from any adjustment in Options pursuant to this Section 12 may be settled in cash or otherwise as the Committee shall determine. Notice of any adjustment shall be given by the Company to each holder of an option which shall have been so adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of this Plan.

      12.3  Treatment of Options and SARs.

      A.    In the event of an occurrence of any of the following events:
            (i) the commencement of a bona fide "tender offer", (other than by the Company or COMNET Corporation, a Delaware corporation("COMNET") or COMNET's successor or assign), which tender offer is acceptable to the Company's Board for the shares of the Company as provided under Rule 14d-2 promulgated under the Federal Securities Exchange Act of 1934, as amended, or any subsequent comparable Federal rule or regulation governing tender offers;

            (ii) a successful tender offer not previously approved by the Company's Board of Directors resulting in a change of control of the Board;

            (iii) the Company's execution of an agreement concerning the sale of substantially all of its assets (other than to a subsidiary in a mere corporate restructuring);

            (iv) the Company's adoption of a plan of dissolution or liquidation; or

            (v) the Company's execution of an agreement concerning a merger or consolidation (with a corporation other than COMNET) involving the Company in which the Company is not the surviving corporation or if, immediately following such merger or consolidation, less than fifty percent (50%) of the surviving corporation's outstanding voting stock is held by persons who were shareholders of the Company immediately prior to such merger or consolidation; upon approval of the Compensation Committee each Participant shall have the right, immediately following such occurrence, to exercise his or her Options in full to the extent not theretofore exercised regardless of any provision herein or any provision in the Options contract providing for the deferment of the vesting or exercise thereof.

      The Participant shall then be entitled to exercise the Options regardless of whether the tender offer (described in 12.3A(i)) is successful, regardless of whether the dissolution or liquidation is consummated, and regardless of whether the other corporation which is the surviving corporation in a merger or consolidation shall adopt and maintain any plan under which options are granted to the Participant. In the event the agreement concerning the sale of substantially all of its assets or the agreement concerning a merger or consolidation is not consummated by the parties, then the options not exercised prior to the formal determination by the Board that the contemplated transaction will not be consummated shall on and after the date of such determination again be subject to the exercise restrictions set forth in the Option agreement. In the case of a merger, consolidation, reorganization, reclassification, sale of assets or similar event, all outstanding Options shall pertain to the securities or other property to which a holder of the number of shares of Stock covered by the Option would have been entitled to receive in connection with such event, and in the case of any other event specified herein, each outstanding Option shall remain outstanding and exercisable in accordance with its terms.

      B. In the event of any of the occurrences referenced in Section 12.3A, above, and upon approval of the Compensation Committee, the Redemption Date with respect to all SARs theretofore granted hereunder and outstanding at that time shall be the date of such event, regardless of any provision herein or any provision in the Stock Unit contract providing for the deferment of the vesting or redemption of any provision herein or any provision in the SAR contract providing for the deferment of the vesting or redemption thereof. The Participant shall be entitled to redeem the SAR regardless of whether the tender offer is successful, regardless of whether the dissolution or liquidation is consummated, and regardless of whether the other corporation which is the surviving corporation in a merger or consolidation shall adopt and maintain any plan under which SARs are granted to the Participant. In the event the agreement concerning the sale of substantially all of its assets or the agreement concerning a merger or consolidation is not consummated by the parties, then the SARs not exercised prior to the formal determination by the Board that the contemplated transaction will not be consummated shall on and after the date of such determination again be subject to the vesting restrictions set forth in the Option agreement.

      In the case of a merger, consolidation, reorganization, reclassification, sale of assets or similar event, the SARs Value of any SAR upon the redemption of such SAR shall be determined on the basis of the difference, if any, between
(i) the value of a single share of the Company's Stock as of the date of grant of such SAR, and (ii) the current value, as of the Redemption Date of such SAR, of the shares of stock or other securities into which a single share of the Company's Stock would have been converted on the date of such reclassification, consolidation, merger, reorganization, sale of assets or other similar event.

      12.4 In making the adjustments provided for, by this Section 12, consideration shall be given to applicable tax laws in order to avoid a premature lapse or disqualifying disposition of an option due solely to such adjustment.

Section 13:  Effective Date, Termination and Amendment of the Plan.

      13.1 This Plan shall become effective September 12, 1995, after approval by the Company's stockholders. Once effective, this Plan shall terminate on September 10, 2005.

      13.2 The Board may, insofar as permitted by law, from time to time and at any time, with respect to any shares at the time not subject to Options, terminate, suspend, alter, amend or discontinue this Plan, in whole or in part, except that no such modification, alteration, amendment or discontinuation shall, without the Participant's consent, impair the rights of any Participant under any Option granted to such Participant, except in accordance with the provisions of this Plan and/or the Option Agreement applicable, to any such Award, and except, further, that no modification, alteration of amendment shall, without the approval by the holders of a majority of the then-outstanding voting stock of the Company represented and entitled to vote at a stockholders' meeting:

      (i) Increase the total number of shares reserved for the purposes of this Plan, except as provided in Section 12 for this Plan;

      (ii) Decrease the Option Price of ISO's to less than 100% of Fair Market Value on the date of grant of an Option or the option Price of NQSO's to less than 85% of Fair Market Value on the date of grant of an option.

      (iii) Change the persons (or class of persons) eligible to receive options and SAR's under this Plan;

      (iv) Materially increase the benefits accruing to Participants under this Plan.

Section 14:  Miscellaneous.

      14.1. This Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to receive any Awards under this Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company or an Affiliate, and it shall not be deemed to interfere in any way with the Company's or an Affiliate's right to terminate or otherwise modify an employee's employment at any time.

      14.2 Notwithstanding any other provision of this Plan, no delivery of Stock with respect to any Award shall be made, and all rights of the Participant who receives such Award (or his designated beneficiary or legal representative) to such delivery of Stock under this Plan shall be forfeited, at the discretion of the Committee, if, prior to the time of such delivery, the Participant breaches a restriction or any of the terms, restrictions and/or conditions of this Plan and/or the Stock Option Agreement.

      14.3 The provisions of this Plan and the terms and conditions of any Award shall, in accordance with their terms, be binding upon, and inure to the benefit of, all successors of each Participant, including, without limitation, such Participant's estate and the executors, administrators or trustees thereof, heirs and legatees and any receiver, trustee in bankruptcy or representative of creditors of such Participant.

      14.4 No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other officer, employee or director of the Company to whom any duty or power relating to the administration or interpretation of this Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with this Plan, unless arising out of such person's own fraud or bad faith.

      14.5 Nothing contained in the Plan shall be construed to preclude the granting of an Option or Options pursuant to Section 5.1 to an Optionee in addition to an Option or options for the purchase of Shares already held by that Optionee or the granting of more than one option pursuant to Section 5.1 to an Optionee at the same time.

      14.6 Any and all grants of Options shall be subject to all applicable rules and regulations of any exchange on which the Company's Common Stock may then be listed.

      14.7 Notwithstanding any provision of the Plan or any Option Agreement to the contrary, no Option may be granted or exercised at any time when such Option or the granting or exercise thereof or payment therefor may result in the violation of any law or governmental order or regulation.

      14.8 Each member of the Board, Compensation Committee and each officer and employee of the Company in performing duties under the Plan shall be entitled to rely upon information and reports furnished in connection with the administration of this Plan by any duly authorized officer or agent of the Company.

      14.9 No a member of the Board, Compensation Committee and no officer or employee of the Company shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under the Plan.

      14.10 Any Option Agreement may include provisions that if the Company or a Subsidiary shall be required to withhold any amounts by reason of any federal, state or local tax rules or regulations in respect of the issuance of Shares pursuant to the exercise of an Option, the Company or the Subsidiary shall be entitled to deduct and to withhold such amount from any cash payments to be made to the Optionee. The Administrator may establish such rules and procedures, including, without limitation, any rules or procedures necessary to comply with Rule 16b-3, as it may deem necessary or advisable in connection with the withholding taxes relating to the exercise of any option.

      14.11 If at any time an Optionee is indebted to or otherwise obligated to make any payment to the Company or any Subsidiary, the Company may (a) withhold from the Optionee (i) following the exercise by the Optionee of an Option, Shares issuable to the Optionee having a Fair Market Value on the date of exercise up to the amount of Indebtedness to the Company or (ii) following the sale by an Optionee of Shares received pursuant to the exercise of an Option amounts due to an Optionee in connection with the sale of such Shares up to the amount of the indebtedness to the Company, or (b) take any substantially similar action. The

Company may establish such rules and procedures as it may deem necessary or advisable in connection with the taking of any action contemplated by this
Section 14.11.

      14.12 The section headings contained herein have no substantive meaning or content and are not part of this Plan.

                                         ////////////

                                                                       EXHIBIT B

                    1999 GROUP 1 SOFTWARE, INC. NON-EMPLOYEE
                               DIRECTOR STOCK PLAN



Section 1:  Introduction.

      1.1 Establishment. Group 1 Software, Inc. (the "Company") has established the 1999 Non-Employee Director Stock Plan (the "Plan") for those directors of the Company who are neither officers nor employees of the Company. The Plan provides for the payment of annual Director's fees in the form of Restricted Stock to compensate the Directors for their service as members of the Board.

      1.2 Purposes. The Plan is intended to encourage the Directors to own an equity interest in Company and thereby to align their interests more closely with the interests of the other shareholders of the Company, to encourage the highest level of Director performance, and to provide a financial incentive that will help attract and retain qualified Directors.

Section 2:  Definitions.

      2.1 Definitions. The following terms will have the meanings set forth below:

            (a) "Annual Director Fee" means an award of Restricted Stock with a then-current Fair Market Value of Ten Thousand Dollars ($10,000);

            (b)   "Board" means the Board of Directors of the Company;

            (c) "Committee" means the Compensation Committee of the Board or any successor committee established by the Board, in each case consisting of two or more members each of whom is a "non-employee director" as that term is defined by Rule 16b-3 under the Exchange Act, as such rule may be amended, or any successor rule;

            (d) "Company" means Group 1 Software, Inc. and, where appropriate, its subsidiaries;

            (e) "Director" means a member of the Board who is neither an officer nor an employee of the Company. For purposes of the Plan, an employee is an individual whose wages are subject to the withholding of federal income tax by the Company under Section 3401 of the Internal Revenue Code, and an officer is an individual elected or appointed by the Board or chosen in such other manner as may be prescribed in the By-laws of the Company to serve as such;

            (f) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time;

            (g) "Fair Market Value" means (i) the closing price of a share of Stock, as reported on the National Market System of The Nasdaq Stock Market, Inc., on the grant date, but if no shares of Stock were traded on such date, then on the last previous date on which a share of Stock was so traded, (ii) the closing price for a share of Stock on the stock exchange, if any, on which the shares of Stock are primarily traded, but if no shares of Stock were traded on such date, then on the last previous date on which a share of Stock was so traded or (iii) if none of the above is applicable, the value of a share of Stock for such date as established in good faith by the Board;

            (h) "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time;

            (i) "Restricted Stock" means shares of Stock granted to a Director pursuant to Section 5 and subject to the restrictions set out in the Plan;

            (j) "Restricted Stock Award" means an award of shares of Restricted Stock granted to a Director pursuant to Section 5;

            (k) "Restriction Period" means the period of time described in
Section 5.2; and

            (l) "Stock" means the common stock ($.50 par value) of the Company.

      2.2 Gender and Number. Except when otherwise indicated by the context, the masculine gender will also include the feminine gender, and the definition of any term herein in the singular will also include the plural.

Section 3:  Plan Administration.

            (a) The Plan will be administered by the Committee. The members of the Committee will be members of the Board appointed by the Board, and any vacancy on the Committee will be filled by the Board or in a manner authorized by the Board. A majority of the Committee will constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present will be the acts of the Committee. Any action that may be taken at a meeting of the Committee may be taken without a meeting if a consent or consents in writing setting forth the action so taken is signed by all of the members of the Committee.

            (b) Subject to provisions of the Plan, the Committee will have the sole and complete authority: (i) to impose such limitations, restrictions and conditions upon such awards as it deems appropriate; (ii) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan; and (iii) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. Notwithstanding the foregoing, the Committee will have no authority, discretion or power to select the Directors who will receive Restricted Stock Awards pursuant to the Plan, determine the awards to be granted pursuant to the Plan, the number of shares of Stock to be issued thereunder (other than pursuant to a determination of Fair Market Value as defined herein) or the time at which such awards are to be granted, establish the duration and nature of awards or alter any other terms or conditions specified in the Plan, except in the sense of administering the Plan subject to the provisions of the Plan. The Committee's determinations on matters within its authority will be conclusive and binding upon the Company and all other persons.

            (c) The Company will be the sponsor of the Plan. All expenses associated with administering the Plan will be borne by the Company.

Section 4:  Stock Subject to the Plan.

      4.1 Number of Shares. Seventy-Five Thousand (75,000) shares of Stock are authorized for issuance under the Plan in accordance with the provisions of the Plan, subject to adjustment and substitution as set forth in this Section 4. This authorization may be increased from time to time by approval of the Board and, if such approval is required, by the shareholders of the Company. The Company will, at all times during the term of the Plan, reserve from its authorized but unissued Stock at least the number of shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

      4.2 Adjustments Upon Changes in Stock. If there is any change in the Stock of the Company, through merger, consolidation, division, share exchange, combination, reorganization, recapitalization stock dividend, stock split, spin-off, split up, dividend in kind or other change in the corporate structure or distribution to the shareholders, appropriate adjustments shall be made by the Committee (or, if the Company is not the surviving corporation in any such transaction, the Board of Directors of the surviving corporation) in the aggregate number and kind of shares subject to the Plan, and the number and kind of shares which may be issued under the Plan.

Section 5:  Restricted Stock Awards.

      5.1   Grants of Restricted Stock.

            (a) Grant Dates and Award Amounts. During the term of the Plan, beginning on April 1, 2000 and continuing on the first day of April in each year thereafter, each person then currently serving as a Director shall be granted a Restricted Stock Award in the form of a number shares of Stock equal in value at that date to Ten Thousand Dollars ($10,000). The $10,000 value shall be computed based on the Fair Market Value of the Stock. If a person joins the Board or otherwise first becomes a Director at any time after the first day of April and before March 31 of the following year during the term of this Plan, whether by action of the shareholders of the Company or the Board or otherwise, such person upon becoming a Director will be granted automatically a number of shares of Common Stock, on the day he joins the Board, equal to the following: $10,000 times a fraction whose numerator is the number of days between the director's first day of service on the Board and the next March 31, and whose denominator is 365; and this number shall then be divided by the Fair Market Value of the Stock [i.e. - $10,000 (x) days of service in the partial year (/) 365 (/) Fair Market Value]. By way of example and for clarification, if a person joins the Board on October 1 and the closing price of the Stock on that day is $20.00 per share, then the Director shall be granted 250 shares of Stock for his first (partial) year of service on the Board. Any fractional share will be rounded up to the next full share.

            (b) Restricted Stock granted pursuant to Section 5.1 is subject to adjustment as provided in Section 4.2.

      5.2 Terms and Conditions of Restricted Stock. Restricted Stock granted under the Plan will be subject to the following terms and conditions:

            (a) Restriction Period. Stock issued under the Plan (and any interest in such Stock) may not be offered, pledged, hypothecated or otherwise assigned, disposed of, sold, distributed or transferred for value by the recipient Director for twelve (12) months from the date of issue (the "Restriction Period"). Thereafter, with respect to each award the transfer or sale of such Stock issued under the Plan will be subject to restrictions set out in Rule 144 of the Securities Act of 1933, as amended.

            (b) Issuance of Shares. On or about the grant date, a certificate representing the shares of Restricted Stock will be registered in the Director's name and delivered to the Director. Each certificate will bear the following legend:

      THESE SECURITIES ARE NOT REGISTERED UNDER STATE OR U.S. FEDERAL SECURITIES LAWS. THEY MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE DISTRIBUTED OR TRANSFERRED FOR VALUE FOR TWELVE (12) MONTHS FROM THE DATE OF ISSUANCE TO THE STOCKHOLDER LISTED ON THE FRONT OF THIS CERTIFICATE, NOR MAY THEY BE TRANSFERRED ON THE BOOKS OF THE COMPANY. THEREAFTER, THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED FOR VALUE WITHOUT AN OPINION OF COUNSEL FURNISHED TO THE COMPANY AND SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED.

      Subject to the transfer restrictions set forth in Sections 5.2(a) and (c), the Director as owner of shares of Restricted Stock will have the rights of the holder of such Restricted Stock during the Restriction Period.

            (c)   General Restriction.

                  (1) The obligation of the Company to issue shares of Restricted Stock under the Plan will be subject to the condition that if, at any time, the Committee determines that (a) the listing, registration or qualification of shares of Restricted Stock upon any securities exchange or under any state or federal law or (b) the consent or approval of any government or regulatory body is necessary or desirable, then such Restricted Stock will not be issued unless such listing, registration, qualification, consent or approval has been effected or obtained free from any conditions not acceptable to the Company.

                  (2) Shares of Stock for use under the provisions of this
Section 5 will not be issued until they have been duly listed, upon official notice of issuance, upon the Nasdaq National Market System and such other exchanges, if any, as the Board may determine.

      Subject to the foregoing provisions of this Section 5.2 and the other provisions of the Plan, any shares of Restricted Stock granted under the Plan will be subject to such restriction and other terms and conditions, if any, as may be determined by the Committee, in its discretion; provided, however, that in no event will the Committee or the Board have any power or authority which would cause transactions pursuant to the Plan to cease to be exempt from the provisions of Section 16(b) of the Exchange Act under Rule 16b-3, as such rule may be amended, or any successor rule.

      5.3 Designation of a Beneficiary. A Director may designate a beneficiary, in a form approved by the Company, to hold shares of Restricted Stock in accordance with the Plan in the event of the Director's death.

      5.4 Holding Period Applicable to a Deceased Grantee's Estate. As long as at least six (6) months have elapsed since the grant date, a beneficiary properly designated by the Director pursuant to Section 5.3 prior to the death of the Director, or a person holding shares of Restricted Stock under a deceased grantee's will or under the applicable laws of descent or distribution, will not be subject to the Restriction Period with respect to such shares of Restricted Stock.

Section 6:  Change in Control

      6.1 Settlement of Compensation. Restricted Stock issued hereunder shall not be forfeitable in the event of a Change in Control of the Company.

      6.2 Definition of Change in Control. A Change in Control will mean the occurrence of one or more of the following events:

            (a) there shall be consummated (i) any consolidation or merger of the Company in which the Company is not continuing or the surviving corporation or pursuant to which shares of the Company's Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

            (b) the shareholders of the Company shall approve of any plan or proposal for the liquidation or dissolution of the Company; or

            (c) (i) any person (as such term is defined in Section 13(d) of the Exchange Act), corporation or other entity shall purchase any Stock of the Company (or securities convertible into the Company's Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, unless, prior to the making of such purchase of Stock (or securities convertible into Stock), the Board shall determine that the making of such purchase shall not constitute a Change in Control, or (ii) any person (as such term is defined in Section 13(d) of the Exchange Act), corporation or other entity (other than the Company or any benefit plan sponsored by the Company or any of its subsidiaries) shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then-outstanding securities ordinarily (and apart from any rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) in the case of rights to acquire any such securities), unless, prior to such person so becoming such beneficial owner, the Board shall determine that such person so becoming such beneficial owner shall not constitute a Change in Control; or

            (d) at any time during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board shall cease for any reason to constitute at least a majority thereof, unless the election or nomination for election of each new director during such two-year period is approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

Section 7:  Assignability

      7.1 The right to receive any shares of Restricted Stock granted hereunder will not be transferable or assignable by a Director other than by will, by the laws of descent and distribution, to a beneficiary properly designated by the Director pursuant to the appropriate section of the Plan in the event of death, or pursuant to a domestic relations order as defined by Section 414(p)(1)(B) of the Internal Revenue Code or the rules thereunder that satisfies Section 414(p)(1)(A) of the Internal Revenue Code or the rules thereunder.

      7.2 In addition, Restricted Stock will not be transferable prior to the end of the applicable Restriction Period, described in Sections 5.2 and 5.4, in either case other than by will, by transfer to a beneficiary properly designated by the Director pursuant to the appropriate section of the Plan in the event of death, by the applicable laws of descent and distribution, or pursuant to a domestic relations order as defined by Section 414(p)(1)(B) of the Internal Revenue Code or the rules thereunder that satisfies Section 414(p)(1)(A) of the Internal Revenue Code or the rules thereunder.

Section 8:  Retention; Withholding of Tax

      8.1 Retention. Nothing contained in the Plan or in any Restricted Stock Award granted under the Plan will interfere with or limit in any way the right of the Company to remove any Director from the Board pursuant to the Company's Certificate of Incorporation and the By-laws of the Company, nor confer upon any Director any right to continue in the service of the Company.

      8.2 Withholding of Tax. To the extent required by applicable law and regulation, each Director must arrange with the Company for the payment of any federal, state or local income or other tax applicable to any payment or any delivery of Stock hereunder before the Company will be required to make such payment or issue such shares under the Plan.

Section 9:  Plan Amendment, Modification and Termination

      9.1 The Board may, at any time, terminate, and from time to time amend or modify the Plan; provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the shareholders if shareholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements.

Section 10: Requirements of Law

      10.1 Federal Securities Law Requirements. Implementation and interpretation of actions made pursuant to the Plan will be subject to all conditions required under Rule 16b-3, as such rule may be amended, or any successor rule, to qualify such transactions for any exemption from the provisions of Section 16(b) of the Exchange Act available under that rule, or any successor rule.

      10.2 Governing Law. The Plan and all agreements hereunder will be construed in accordance with and governed by the laws of the State of Maryland.

                             GROUP 1 SOFTWARE, INC.
                        4200 PARLIAMENT PLACE, SUITE 600
                           LANHAM, MARYLAND 20706-1844


  PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GROUP 1 SOFTWARE, INC.
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 23, 1999

      The undersigned hereby appoints Edward Weiss and Mark D. Funston, as true and lawful attorneys and proxy of the undersigned, with full power of substitution, for and in the name of the undersigned, to vote and otherwise act at the Annual Meeting of Stockholders of Group 1 Software, Inc. (the "Company") to be held on Thursday, September 23, 1999, at 10:30 AM at Prudential Securities, One Liberty Plaza, New York, New York 10292, and at any adjournment or postponement thereof (the "Annual Meeting"), with respect to all shares of Common Stock and 6% Preferred Stock of the Company which the undersigned would possess if personally present, on the following matters.

      The shares represented by this Proxy will be voted in the manner directed and, if no instructions to the contrary are indicated, will be voted FOR the election of the nominees for director and FOR the other proposals set forth in the Company's Notice of Annual Meeting of Stockholders.

      (1)   Election of Directors
            Election of the nominees listed at right to the Company's Board of Directors to hold office until the third annual meeting of stockholders of the Company following their election and until the election and qualification of their successors.

            (Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

                        Mr. Robert S. Bowen
                        Mr. Thomas S. Buchsbaum
                        Mr. Ronald F. Friedman

      (2) To consider and act upon a proposal to amend the Company's 1995 Incentive Stock Option, Non-Qualified Stock Option and Stock Appreciation Unit Plan to increase by 200,000 shares the number of shares subject to stock options which may be granted under the Plan;

      (3) To consider and act upon a proposal to adopt the Company's 1999 Non-Employee Directors Stock Plan;

      (4) To consider and act upon a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Preferred Stock from 200,000 shares to 1,200,000 shares; and

      (5) Other Matters: Discretionary authority is hereby granted with respect to such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

      There is no assurance that any of the Company's nominees will serve as directors if any other nominees are elected to the Board.

      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED TO ELECT THE INDIVIDUALS NAMED IN PROPOSAL ONE AND FOR EACH OF PROPOSALS TWO THROUGH FIVE.

      The undersigned hereby ratifies and confirms that the aforesaid attorneys and proxies may do hereunder.


_______________________________         Dated:_____________, 1999
  (Signature of Stockholder)


_______________________________         Dated:_____________, 1999
  (Signature of Stockholder)

(Please sign your name exactly as it appears hereon. When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. Each joint owner should sign the proxy. IN ORDER TO ASSURE A QUORUM AND TO AVOID THE EXPENSE AND DELAY OF SENDING FOLLOW-UP LETTERS, PLEASE FILL IN, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHICH REQURES NO POSTAGE IF MAILED IN THE UNITED STATES. The above-signed hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders dated August ___, 1999 and the Company's Annual Report for the fiscal year ended March 31, 1999 furnished herewith.

TO INSURE A QUORUM AND TO AVOID THE EXPENSE AND DELAY OF SENDING FOLLOW-UP LETTERS, PLEASE FILL IN, SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

Fellow Shareholders:

Fiscal 1999 was a record year for Group 1 Software. Revenue reached an all-time high of $65.3 million for the fiscal year ended March 31, 1999 compared with $61.0 million for the previous year. Earnings also reached a record. Group 1 reported net income of $3.0 million compared with $973,000 for the previous year, with earnings per share nearly tripling from $0.29 to $0.84.

In addition to record revenue and earnings, Group 1 generated operating cash flow (net of capitalized software investment) of $17.5 million or $4.93 per share for fiscal 1999, a $7.1 million or 68% increase over fiscal 1998. At year end, we had cash and short-term investments of $14.8 million (nearly $4 per share) and virtually no debt. Our strong cash position permits us to continue investing in our high growth businesses including potential strategic acquisitions.

All areas of Group 1 contributed to our financial performance. Particularly gratifying was the strength of our traditional products along with the continued growth of our DOC 1 electronic document composition systems and the rapidly developing market for our database marketing products.

In addition to record financial performance, fiscal 1999 was a year of many milestones. At our share-holders meeting on September 25, 1998, we completed the acquisition of the 19% minority interest in our subsidiary, Group 1 Software, Inc. (accounted for as a purchase), and effected the name change from COMNET Corporation to Group 1 Software, Inc. The merger and name change were undertaken to increase the float of public stock behind the widely respected Group 1 Software tradename, and to eliminate any investor confusion related to COMNET's holding company status.

Also at the time of the shareholders meeting, we repurchased all common and preferred shares held by Merck & Co., previously Group 1's largest shareholder. These shares were used to effect the merger discussed above. Merck had made public its intention to divest itself of Group 1 shares and other non-core investments. We believe that the purchase of the Merck shares represented a good investment for Group 1, at the same time eliminating a substantial market overhang and impediment to improved shareholder value. In all, we purchased 513,345 shares of common stock (14% of the total outstanding) and 100,000 preferred shares (68% of the total outstanding) for $6.75 per share. The purchase of the preferred shares eliminated $120,000 per year in after-tax dividend payments. Total cash outlay for the share repurchase was $4.1 million, financed from the company's cash position.

Following the shareholders meeting, we retained the Poretz Group, a highly experienced investor relations firm based in the Washington, DC area and specializing in small cap technology companies. The goal of the Poretz Group is to help us increase investor awareness and shareholder value.

Group 1's business today involves three related markets:

     -    Data Quality/Mailing Efficiency

     -    Electronic Document Composition for Internet and Print Application

     -    Database Marketing

Group 1 products for the Data Quality/Mailing Efficiency market represent the company's traditional competency. These products are now available in Open Systems architecture for all computer platforms. In mailing efficiency applications, Group 1 continues to be the clear market leader. These profitable applications generate not only new license revenue but substantial maintenance and enhancement revenue as well from our extensive customer base for U.S. and Canadian postal products. This market category also offers excellent growth opportunities as direct marketing expands internationally. We lead in the international marketplace with our CODE-1 Plus International address formatting, verification and correction system covering 208 countries around the world.

In addition, we have found a sizeable market for Group 1's traditional technology in data quality applications apart from mailing efficiency. For example, the foundation of any database marketing program must be the correct names and addresses of customers and prospects. This competency has given us an entree into the high-potential database marketing field as discussed below.

We know that well over 1000 of our nearly 3000 clients are using our traditional products in broader data quality applications, not just for mailing efficiency. The flexibility and broad application potential of these products have also led to some very promising specialized applications such as our new GeoTAX system - also discussed below.

In electronic document composition systems, our second largest business activity, we believe we are also the international market leader with our DOC 1 product. DOC 1 Systems, a Group 1 division, has grown rapidly and profitably in recent years. DOC 1 Systems has also built a large and prestigious international client base of its own with names such as American Express, British Telecom, Charles Schwab and the U.S. Department of the Treasury. DOC 1 offers advanced composition capabilities for high volume print and Internet publishing, and addresses a market projected by industry analysts to grow into the billions of dollars over the next five years. In addition to a network of sales and service bases for DOC 1 in North America, the UK and Scandinavia, we recently opened offices in Germany, Italy and Miami, Florida (to serve Latin America). We intend to continue our expansion - through additional offices and distribution partners
- in other areas of the world as well. We will also broaden our Internet publishing capabilities in response to developing industry demand.

The third market - Database Marketing - is the newest and, at present, the smallest area of our business. We believe it offers enormous business potential, however, as marketing automation continues to grow in usage and productivity. In this market arena, Group 1 offers the leading address quality systems already discussed as part of the Data Quality/Mailing Efficiency product lineup. Group 1 also offers the industry-leading data mining system, Model 1, for predictive response modeling, customer and prospect profiling, evaluation of cross-selling opportunities and evaluation of customer lifetime business potential. Further, Group 1 offers the leading data warehousing system - DataDesigns - for hotel and gaming applications. The DataDesigns system has now been enhanced for cross-industry use as well. Finally, Group 1 now offers DM 1, the most comprehensive database marketing system available. DM 1, discussed in greater detail below, represents a single source, customized database marketing solution tailored to each client's individual business needs.

Within these three market areas, new products introduced during the year included:

- TrueLead, a unique Web software solution. TrueLead adds to Group 1's Internet presence and represents another link in our chain of customer relationship management solutions. TrueLead helps both marketers and developers derive the greatest benefits from their interactive sales, customer support and market research activities. Its ability to perform "real-time" address correction brings Group 1's market leading CODE-1 Plus product to the web and helps Web-marketers assure the highest data quality from their Web sites--presently a significant industry problem. TrueLead's real-time conditional branched scripting of forms gives developers the ability to customize the exchange of information between marketer and Web-site visitor.

- DM 1, a comprehensive suite of powerful 1 to 1 marketing management tools which allows businesses to capture, enhance, store and utilize internal and acquired customer and prospect data. DM 1 was also the first system to offer access to the new Acxiom DataNetwork for real time customer data. With DM 1, businesses can optimize the value of their customer communications, maximizing profitability and return on investment. DM 1 helps businesses find, profile and understand their best customers and create a variety of integrated target marketing programs, including direct mail, telemarketing and Internet marketing communications. DM 1 streamlines the business of data management by allowing organizations to create a customized database marketing system tailored to their specific business objectives. The system's core architecture features a scalable, easy-to-use data mart that offers:

     - Data integrity, scrubbing, validation
     - Data extraction and transformation
     - Demographic and geographic coding
     - Data visualization
     - Online analytical processing (OLAP)
     - Data mining
     - Campaign and list management
     - Database publishing and electronic document composition

     DM 1 customers can also choose from a wide range of Group 1 professional services including business process analysis, system design and development, integration, training and transition and long-term support.

- Message 1, a messaging subsystem of DOC 1 which allows marketing professionals to create, maintain and print customized 1 to 1 messages on their customer documents. With Message 1, marketers can create the message content and format on their desktop and select who should receive the message based on specified conditions in the customer's data file. Marketers can also include variable data - the individual's name, for instance - in the message text, as well as import existing messages from popular word-processing programs.

- DataDesigns, Version 2.2. DataDesigns is a system created specifically for marketing-oriented data warehousing applications and is based on the popular Oracle relational database. The latest release integrates Group 1's Geographic Coding Plus into the DataDesigns database marketing solution and also features street-level mapping capabilities. The system seamlessly extracts raw operating data from multiple sources without interfering with operations. This data is then converted into powerful marketing information. By overlaying demographic information such as age, income, ethnicity and household composition, businesses can greatly enhance their customer knowledge, using this information to locate and visualize their customers and target new prospects.

- GeoTAX, a comprehensive suite of tools designed to append accurate state, county, municipal, place and special tax jurisdiction information to customer billing records. With GeoTAX, customers can process high-volumes of billing records automatically, and accurately determine the correct tax jurisdictions for each record. GeoTAX also provides standardized and customized links to tax compliance systems, billing systems, enterprise resource planning and human resources/payroll applications in the form of cross-reference tables. The earliest adopters of GeoTAX include a number of the best-known telecommunications companies.

- The Integrator Series, a collection of callable functions which provides quick and easy integration and access to a number of Group 1's core products. The Integrator Series was created using "Integrate Once" technology. Users can simply integrate one time the functions they need into the most popular open systems products like Oracle, Sybase and Informix. The Integrator Series permits users to take full advantage of the power and flexibility of Group 1 products. The product provides easy access to important and specific functions such as returning a valid 5-digit ZIP or ZIP+4 code, city name, standardized address, gender code, block group or census track.

- Business Merge/Purge Plus for Open Systems. Business Merge/Purge is now available on Windows NT, AS/400, UNIX and DEC/VMS. The new release allows businesses to maximize data quality, reduce waste and avoid the negative image caused by duplicate mailings.

- A new version of CODE-1 Plus International. The new release includes Year 2000 (Y2K) compliance designed to process data accurately into the twenty-first century. CODE-1 Plus International also includes an upgrade for Singapore addresses, allowing users to perform more extensive and accurate matching for this important and growing market. CODE-1 Plus International, combined with Group 1's international postal address database allows businesses to manage lists for 208 countries including all United Nations member countries. Organizations using CODE-1 Plus International maximize their opportunity for higher response rates, and realize greater control, greater deliverability and reduced waste in their global marketing efforts.

- Model 1, Enterprise Edition, version 4.0. The new release, for use in a client/server environment, supports enterprise needs including distributed computing and the ability to handle larger customer information databases. Model 1 is a fully integrated software application package which provides a total solution to predictive modeling, enabling enhanced business intelligence as well as the ability to create high-impact marketing programs. It is the most powerful tool available for marketers looking to use response modeling, cross selling, valuation and segmentation analysis as a standard practice for profitable enterprise decision support.

Model 1 Enterprise Edition offers outstanding new features and benefits for larger organizations with enterprise-scale data mining/modeling requirements on NT and Unix servers. Major enhancements include:

- Performance Gains: Model 1 Enterprise Edition supports multithreaded processing for superior performance on multi-processor machines. The Enterprise Edition can perform computing-intensive operations at a far faster rate than the standalone version, allowing users to build hundreds of models very quickly.

- Scalability: Model 1 Enterprise Edition supports much larger data sets than the standalone version (2 billion records by 16,350 variables versus 16 million records by 16,350 variables)

- Multi-Tasking: Users of the Model 1 Enterprise Edition can start up multiple sessions on the same or different servers.

- Direct Database Access: Users of the Model 1 Enterprise Edition can use Structured Query Language (SQL) to access directly such relational databases as Oracle, Sysbase, DB2, Informix, and Microsoft SQL Server.

With the new products introduced during the year, the Group 1 product line now totals over 60 software systems covering the full range of computer platforms from mainframes to small workstations. Group 1 currently offers a greater range of products for marketing support than any known competitor. All Group 1 products can be used alone or in conjunction with other Group 1 products to create systems tailored to a client's specific needs. All are Y2K compliant.

Group 1's clients totaled nearly 3,000 organizations at fiscal year-end. This continually growing client base is one of Group 1's most important assets, and consists of small businesses, as well as a large number and broad variety of the world's foremost businesses and other organizations. Clients include CitiBank, Internet Shopping Network, ABN AMRO Bank, London Life, Scottish Power, Intel, MCI, Time, Inc., Bell Atlantic, Wal-Mart, GTE, General Mills, Xerox, the U.S. Senate, Nestle, Publishers' Clearing House, L.L. Bean, Avis, Kodak, The Johns Hopkins University, Nordic Trak, Glaxo Wellcome, National Geographic, Morgan Stanley, the U.S. Postal Service and many other recognized and respected names.

While the clients of Group 1 Software are broadly diverse in size, activity and location, Group 1 is determined that they share one important characteristic:
Satisfaction. Group 1's dedication to the satisfaction of its clients is reflected by the statement of corporate objective found on the inside front cover of this Annual Report. Not only do we regard this as an essential business commitment, but Group 1's base of satisfied clients represents a major sales opportunity for new products and services for the company in the future.

To serve its clients and to solicit new additions to the client base, the company's highly experienced sales and technical support teams operate from two locations in the Washington, DC area (the Lanham, Maryland headquarters and the Herndon, Virginia office), and from New York, Chicago, Atlanta, Dallas, Minneapolis, Las Vegas, Los Angeles and Miami area offices. Group 1 offices in the Toronto and London, England areas address the company's sizeable business opportunities in Canada and the U.K. Offices in Denmark, Germany and Italy address the market for electronic document composition systems in Europe.

The Group 1 sales organization is supported by a comprehensive marketing program. Included are direct mail and media advertising, trade show exhibitions and speaking engagements, sales seminars, and a broad variety of public relations activities, including the Group 1 Report. A marketing tool of increasing importance is Group 1's site on the WorldWideWeb. We invite you to visit us at www.g1.com.

Our thanks go once again to all Group 1 Associates and colleagues, whose names are listed on the back cover. Our record-breaking year demonstrated once again that you're the very best. Most important, you're just the right professionals to take maximum advantage of the unprecedented opportunities you've created for Group 1 for FY 2000.

Let's do it again this year!

Ronald F. Friedman
President &
Chief Operating Officer




Robert S. Bowen
Chief Executive Officer

Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words "estimate," "project", "intend", "expect," "believe," and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. For additional information regarding these and other risks and uncertainties associated with the company's business, reference is made to the company's reports filed from time to time with the Securities and Exchange Commission.

Group 1 Software, DataDesigns, Model 1 and CODE-1 Plus are registered trademarks of Group 1 Software, Inc. DOC 1, GeoTAX, DM 1, TrueLead, Geographic Coding Plus, Merge/Purge Plus, CODE-1 Plus International and Canadian CODE-1 Plus are trademarks of Group 1 Software, Inc. All other trademarks referred to herein are the properties of their respective owners.

[GROUP1 LOGO]


FOR IMMEDIATE RELEASE                          CONTACT:  Mark Funston
                                                         Chief Financial Officer
                                                         (301) 918-0400



                 GROUP 1 SOFTWARE REPORTS FIRST QUARTER RESULTS
            REVENUES INCREASE 40%; EPS INCREASES TO $0.10 FROM $0.01



LANHAM, MD, AUGUST 10, 1999 - Group 1 Software (Nasdaq: GSOF) today reported financial results for its first fiscal quarter ending June 30, 1999. The Company reported revenues of $16.8 million, up 40% over the prior year's first quarter revenues of $11.9 million. Net income available to common stockholders increased to $365,000 or $0.10 per share from $37,000 or $0.01 per share the prior year.

License fee revenues for the quarter were up 50% while maintenance and service revenues increased 34% over the same period the prior year. "Our traditional data quality/mailing efficiency products exhibited strong revenue growth as did our Doc 1 electronic document composition products" remarked Robert Bowen, Group 1 Software's CEO.

Cash flow remains strong. The Company had cash and short-term investments of $16.0 million ($4.23 per share) at June 30, 1999 compared with $14.8 million at March 31, 1999. "With strong demand for our products and our solid financial position, we will be accelerating our investment in several promising product areas," Bowen added. "We will be expanding the Internet capabilities of our Doc 1 product to leverage our leadership position in electronic composition software systems. We are also accelerating investment in our traditional data integrity products while continuing rapid development of our industry-leading DM1 database marketing system."

Group 1 Software is the leading provider of software for database marketing, electronic document composition and data quality/mailing efficiency. Group 1 supports UNIX, Windows NT and other operating systems and various computers including IBM mainframe, AS/400, PC, Digital, HP and others. Group 1 has offices throughout the US and in Canada, the United Kingdom, Europe and Latin America, and representatives elsewhere in the world.





Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation reform Act of 1995. The words "estimate," "project," "intend," "expect," "believe," and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. For additional information regarding these and other risks and uncertainties associated with the company's business, reference is made to the company's reports filed from time to time with the Securities and Exchange Commission.

Group 1 Software is a registered trademark of Group 1 Software, Inc. All other trademarks referred herein are the properties of their respective owners.

                             GROUP 1 SOFTWARE, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         For the Three Month Period
                                                                               Ended June 30,
                                                                 ------------------------------------------
                                                                    1999                            1998
                                                                 ----------                      ----------
Revenues:
   Software license and related revenues                         $    6,885                      $    4,575
   Maintenance and services                                           9,872                           7,354
                                                                 ----------                      ----------
     Total revenue                                                   16,757                          11,929
                                                                 ----------                      ----------

Cost of revenue:
   Software license expense                                           3,199                           2,060
   Maintenance and service expense                                    3,717                           2,833
                                                                 ----------                      ----------
     Total cost of revenue                                            6,916                           4,893
                                                                 ----------                      ----------

Gross profit                                                          9,841                           7,036

Operating expenses:
   Research and development                                             794                             571
   Sales and marketing                                                5,863                           4,325
   General and administrative                                         2,774                           2,051
                                                                 ----------                      ----------
     Total operating expenses                                         9,431                           6,947
                                                                 ----------                      ----------

Income from operations                                                  410                              89

Non-operating income
   Interest income                                                      192                              79
   Interest expense                                                      (9)                            (14)
   Other non-operating                                                   25                              (9)
                                                                 ----------                      ----------
     Total non-operating income                                         208                              56
                                                                 ----------                      ----------

Income from operations before provision for income
   taxes and minority interest                                          618                             145


Provision for income taxes                                              239                              55


Minority interest in net income of consolidated subsidiary              ---                               9
                                                                 ----------                      ----------

Net income                                                              379                              81

Preferred stock dividend requirements                                   (14)                            (44)
                                                                 ----------                      ----------

Net income available to common stockholders                      $      365                      $       37
                                                                 ==========                      ==========

Basic earnings per share                                         $     0.10                      $     0.01
                                                                 ==========                      ==========

Diluted earnings per share                                       $     0.10                      $     0.01
                                                                 ==========                      ==========

Basic weighted average shares outstanding                             3,725                           3,278
                                                                 ==========                      ==========

Diluted weighted average shares outstanding                           3,780                           3,459
                                                                 ==========                      ==========

                             GROUP 1 SOFTWARE, INC.
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT PAR VALUE)

                                                                 June 30,                 March 31,
                                                                  1999                     1999
                                                               ------------             ------------
 ASSETS
 Current assets:
    Cash and cash equivalents                                  $      7,983             $     13,378
    Short-term investments                                            8,034                    1,471
    Trade and installment accounts receivable,
      less allowance of $3,407 and $3,383                            18,277                   22,596
    Deferred income taxes                                             3,074                    3,039
    Prepaid expenses and other current assets                         2,952                    3,149
                                                               ------------             ------------

 Total current assets                                                40,320                   43,633

 Installment accounts receivable, long-term                           1,883                    2,221
 Property and equipment, net                                          3,756                    3,678
 Computer software, net                                              23,076                   22,559
 Other assets                                                         5,524                    5,708
                                                               ------------             ------------
    Total assets                                               $     74,559             $     77,799
                                                               ============             ============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
    Accounts payable                                           $      2,122             $      2,136
    Current portion of long-term debt                                   102                       99
    Accrued expenses                                                  5,449                    5,647
    Accrued compensation                                              4,068                    7,095
    Current deferred revenues                                        21,250                   20,863
                                                               ------------             ------------
 Total current liabilities                                           32,991                   35,840
 Long-term debt, net of current portion                                 171                      198
 Deferred revenues, long-term                                         2,295                    2,670
 Deferred income taxes                                                3,345                    3,670
                                                               ------------             ------------
   Total liabilities                                                 38,802                   42,378
                                                               ------------             ------------
 Commitments and contingencies
 Stockholders' equity:
    6% cumulative convertible preferred stock $0.25
    par value;   200 shares authorized; 48 and 148
    issued and outstanding                                              916                      916
 Common stock $0.50 par value; 14,000 shares
    authorized; 4,047 and 4,045 issued and outstanding                2,024                    2,023
 Additional paid in capital                                          25,078                   25,071
 Retained earnings                                                    9,816                    9,451
 Accumulated comprehensive income                                       (23)                      14
 Less treasury stock, 322 shares, at cost                            (2,054)                  (2,054)
                                                               ------------             ------------
 Total stockholders' equity                                          35,757                   35,421
                                                               ------------             ------------
 Total liabilities and stockholders' equity                    $     74,559             $     77,799
                                                               ============             ============